                                                   Exhibit 99.1


                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Independent auditors' report................................  F-2
Consolidated balance sheets as of January 5, 2002 and
  January 4, 2003...........................................  F-3
Consolidated statements of operations for fiscal years ended
  December 30, 2000, January 5, 2002 and January 4, 2003....  F-4
Consolidated statements of stockholders' deficiency and
  comprehensive loss for fiscal years ended December 30,
  2000, January 5, 2002 and January 4, 2003.................  F-5
Consolidated statements of cash flows for fiscal years ended
  December 30, 2000, January 5, 2002 and January 4, 2003....  F-6
Notes to consolidated financial statements..................  F-7
Financial statement schedule II: valuation and qualifying
  accounts and reserves.....................................  F-60


                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of THE WARNACO GROUP, INC.

    We have audited the accompanying consolidated balance sheets of The Warnaco Group, Inc. (Debtor-in-Possession) and its subsidiaries (the 'Company') as of January 4, 2003 and January 5, 2002, and the related consolidated statements of operations, stockholders' deficiency and comprehensive loss and of cash flows for each of the three years in the period ended January 4, 2003. Our audits also included the financial statement schedule listed in the Index at Item 21(b). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Warnaco Group, Inc. (Debtor-in-Possession) and its subsidiaries as of January 4, 2003 and January 5, 2002, and the results of their operations and their cash flows for each of the three years in the period ended January 4, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    As discussed in Note 1 to the consolidated financial statements, effective January 5, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, 'Goodwill and Other Intangible Assets'.

    As discussed in Note 1 to the consolidated financial statements, effective January 2, 2000, the Company changed its method of accounting for its retail outlet store inventory.

    As discussed in Note 1, The Warnaco Group, Inc. and certain of its subsidiaries have filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their net realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status or priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company or; (d) as to operations, the effect of any changes that may be made in its business. On January 16, 2003, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective on February 4, 2003. Under the plan of reorganization, the Company is required to comply with certain terms and conditions as more fully described in Note 1.

DELOITTE & TOUCHE LLP
New York, New York

March 12, 2003
(August 1, 2003 as to Note 23)

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCLUDING SHARE DATA)

                                                               JANUARY 5,    JANUARY 4,
                                                                  2002          2003
                                                                  ----          ----
                           ASSETS
Current assets:
    Cash....................................................  $    39,558   $   114,025
    Restricted cash.........................................      --              6,100
    Accounts receivable, less reserves of $112,918 -- 2001
      and $87,512 -- 2002...................................      282,387       199,817
    Inventories, less reserves of $50,097 -- 2001 and
      $33,816 -- 2002.......................................      418,902       345,268
    Prepaid expenses and other current assets...............       36,988        31,438
    Assets held for sale....................................       31,066         1,458
    Deferred income taxes...................................      --              2,972
                                                              -----------   -----------
        Total current assets................................      808,901       701,078
                                                              -----------   -----------
Property, plant and equipment -- net........................      212,129       156,712
Other assets:
    Licenses, trademarks, intangible and other assets, at
      cost, less accumulated amortization of
      $108,067 -- 2001 and $19,069 -- 2002..................      271,500        90,090
    Goodwill, less accumulated amortization of
      $101,094 -- 2001......................................      692,925       --
                                                              -----------   -----------
        Total other assets..................................      964,425        90,090
                                                              -----------   -----------
                                                              $ 1,985,455   $   947,880
                                                              -----------   -----------
                                                              -----------   -----------
          LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Liabilities not subject to compromise:
  Current liabilities:
    Current portion of long-term debt.......................  $     2,111   $     5,765
    Debtor-in-possession revolving credit facility..........      155,915       --
    Accounts payable........................................       84,764       103,630
    Accrued liabilities.....................................      105,278        92,661
    Accrued income taxes payable............................       14,505        28,420
                                                              -----------   -----------
        Total current liabilities...........................      362,573       230,476
                                                              -----------   -----------
  Other long-term liabilities...............................       31,754        81,202
  Long-term debt............................................        2,207         1,252
Liabilities subject to compromise...........................    2,435,075     2,486,082
Deferred income taxes.......................................        5,130         4,964
Commitments and Contingencies
Stockholders' deficiency:
    Class A Common Stock, $0.01 par value, 130,000,000
      shares authorized, 65,232,594 issued in 2001 and
      2002..................................................          654           654
    Additional paid-in capital..............................      909,054       908,939
    Accumulated other comprehensive loss....................      (53,016)      (93,223)
    Deficit.................................................   (1,393,674)   (2,358,537)
    Treasury stock, at cost -- 12,242,629 shares -- 2001 and
      2002..................................................     (313,889)     (313,889)
    Unearned stock compensation.............................         (413)          (40)
                                                              -----------   -----------
        Total stockholders' deficiency......................     (851,284)   (1,856,096)
                                                              -----------   -----------
                                                              $ 1,985,455   $   947,880
                                                              -----------   -----------
                                                              -----------   -----------

                 See Notes to Consolidated Financial Statements

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCLUDING PER SHARE DATA)

                                                                    FOR THE YEARS ENDED
                                                           --------------------------------------
                                                           DECEMBER 30,   JANUARY 5,   JANUARY 4,
                                                               2000          2002         2003
                                                               ----          ----         ----
Net revenues.............................................   $2,249,936    $1,671,256   $1,492,956
Cost of goods sold.......................................    1,845,389     1,374,382    1,052,661
                                                            ----------    ----------   ----------
Gross profit.............................................      404,547       296,874      440,295
Selling, general and administrative expenses.............      625,014       598,186      410,954
Impairment charge........................................      --            101,772       --
Reorganization items.....................................      --            177,791      116,682
                                                            ----------    ----------   ----------
Operating loss...........................................     (220,467)     (580,875)     (87,341)
Investment income (loss), net............................       36,882        (6,556)          62
Interest expense (contractual interest of
  $221,557 -- 2001 and $180,237 -- 2002).................      172,232       122,752       22,048
                                                            ----------    ----------   ----------
Loss before provision for income taxes and cumulative
  effect of change in accounting principle...............     (355,817)     (710,183)    (109,327)
Provision for income taxes...............................       21,044       150,970       53,914
                                                            ----------    ----------   ----------
Loss before cumulative effect of a change in accounting
  principle..............................................     (376,861)     (861,153)    (163,241)
Cumulative effect of change in accounting principle (net
  of income tax benefits of $8,577 -- 2000 and
  $53,513 -- 2002).......................................      (13,110)       --         (801,622)
                                                            ----------    ----------   ----------
Net loss.................................................   $ (389,971)   $ (861,153)  $ (964,863)
                                                            ----------    ----------   ----------
                                                            ----------    ----------   ----------
Basic and diluted loss per common share:
    Loss before accounting change........................   $    (7.14)   $   (16.28)  $    (3.08)
    Cumulative effect of accounting change...............        (0.25)       --           (15.13)
                                                            ----------    ----------   ----------
    Net loss.............................................   $    (7.39)   $   (16.28)  $   (18.21)
                                                            ----------    ----------   ----------
                                                            ----------    ----------   ----------
Weighted average number of shares outstanding used in
  computing loss per common share:
    Basic and diluted....................................       52,783        52,911       52,990
                                                            ----------    ----------   ----------
                                                            ----------    ----------   ----------

                 See Notes to Consolidated Financial Statements

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                             AND COMPREHENSIVE LOSS
                      (IN THOUSANDS, EXCLUDING SHARE DATA)

                                                           ACCUMULATED
                                    CLASS A  ADDITIONAL       OTHER                                  UNEARNED
                                    COMMON    PAID-IN     COMPREHENSIVE                TREASURY       STOCK
                                     STOCK    CAPITAL     INCOME/(LOSS)    DEFICIT       STOCK     COMPENSATION      TOTAL
                                     -----    -------     -------------    -------       -----     ------------      -----
Balance at January 1, 2000.........  $654     $961,368     $    24,877   $  (129,592)  $(313,138)    $(10,984)    $   533,185
Net loss...........................                                         (389,971)                                (389,971)
Foreign currency translation
 adjustments.......................                             (4,618)                                                (4,618)
Unfunded minimum pension
 liability.........................                            (14,648)                                               (14,648)
Unrealized loss on marketable
 securities net of tax.............                               (680)                                                  (680)
                                                                                                                    -----------
Comprehensive loss.................                                                                                  (409,917)
Adjustment for items included in
 net income, net of tax............                            (38,681)                                               (38,681)
Shares tendered for withholding tax
 on restricted stock...............  --                                                     (702)                        (702)
Dividends declared.................                                          (12,958)                                 (12,958)
Amortization of unearned stock
 compensation......................                787                                                  4,643           5,430
Equity Forward Contract............            (49,172)                                                               (49,172)
                                     ----     --------     -----------   -----------   ---------     --------     -----------
Balance at December 30, 2000.......   654      912,983         (33,750)     (532,521)   (313,840)      (6,341)         27,185
                                     ----     --------     -----------   -----------   ---------     --------     -----------
Transition adjustments related to
 the adoption of accounting
 principle.........................                             21,744                                                 21,744
Recognition of deferred gain on
 interest rate swap................                            (21,744)                                               (21,744)
Net loss...........................                                         (861,153)                                (861,153)
Foreign currency translation
 adjustments.......................                             (1,854)                                                (1,854)
Unrealized gain on marketable
 securities, net of tax............                                434                                                    434
Unfunded minimum pension
 liability.........................                            (17,846)                                               (17,846)
                                                                                                                  -----------
Comprehensive loss.................                                                                                  (880,419)
Shares tendered for withholding tax
 on restricted stock...............                                                          (49)                         (49)
Restricted shares forfeited........             (3,929)                                                 3,929         --
Amortization of unearned stock
 compensation......................             --                                                      1,999           1,999
                                     ----     --------     -----------   -----------   ---------     --------     -----------
Balance at January 5, 2002.........   654      909,054         (53,016)   (1,393,674)   (313,889)        (413)       (851,284)
                                     ----     --------     -----------   -----------   ---------     --------     -----------
Net loss...........................                                         (964,863)                                (964,863)
Foreign currency translation
 adjustments.......................                                153                                                    153
Unrealized loss on marketable
 securities, net of tax............                               (195)                                                  (195)
Unfunded minimum pension
 liability.........................                            (40,165)                                               (40,165)
                                                                                                                  -----------
Comprehensive loss.................                                                                                (1,005,070)
Restricted shares forfeited........               (115)                                                   115         --
Amortization of unearned stock
 compensation......................                                                                       258             258
                                     ----     --------     -----------   -----------   ---------     --------     -----------
Balance at January 4, 2003.........  $654     $908,939     $   (93,223)  $(2,358,537)  $(313,889)    $    (40)    $(1,856,096)
                                     ----     --------     -----------   -----------   ---------     --------     -----------
                                     ----     --------     -----------   -----------   ---------     --------     -----------

                 See Notes to Consolidated Financial Statements

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                       FOR THE YEARS ENDED
                                                              --------------------------------------
                                                              DECEMBER 30,   JANUARY 5,   JANUARY 4,
                                                                  2000          2002         2003
                                                                  ----          ----         ----
Cash flow from operating activities:
   Net loss.................................................   $(389,971)    $(861,153)   $(964,863)
   Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
      Pre-tax gain on sale of investment....................     (42,782)       --           --
      Net loss on sale of GJM, Penhaligon's and Ubertech....      --            --            4,262
      Loss on sale of fixed assets..........................      --            37,061          170
      Depreciation and amortization.........................     102,079        97,818       57,419
      Provision for receivable allowances...................     262,641       253,943      188,771
      Provision for inventory reserves......................     179,254        74,786       42,354
      Cumulative effect of accounting change, net of
        taxes...............................................      13,110        --          801,622
      Amortization of deferred financing costs..............      12,353        19,414        8,508
      Interest rate swap income.............................      (4,064)      (21,355)      --
      Preferred stock accretion.............................         483        16,613       --
      Market value adjustment to Equity Agreements..........       5,900         6,556       --
      Non-cash reorganization items and asset write-downs...      22,704       236,585       52,531
      Amortization of unearned stock compensation...........       4,643         1,999          258
      Deferred income taxes.................................      17,343       149,691       53,347
   Sale of accounts receivable..............................      53,700        --           --
   Repurchase of accounts receivable........................      --          (185,000)      --
   Accounts receivable......................................    (204,603)     (229,306)    (109,759)
   Inventories..............................................      38,857       (21,647)      32,731
   Prepaid expenses and other current and long term
    assets..................................................      32,401        (5,087)       7,556
   Accounts payable and accrued expenses....................    (114,748)        6,241       51,341
                                                               ---------     ---------    ---------
Net cash provided by (used in) operating activities.........     (10,700)     (422,841)     226,248
                                                               ---------     ---------    ---------
Cash flows from investing activities:
   Disposal of fixed assets.................................       2,599         6,213        6,814
   Increase in intangibles and other assets.................      (9,976)       (1,427)      --
   Purchase of property, plant and equipment................    (110,062)      (24,727)     (11,238)
   Acquisition of businesses, net of cash acquired..........      (2,585)       (1,492)      --
   Proceeds from sale of business units.....................      --            --           20,609
   Proceeds from sale of marketable securities..............      50,432        --           --
                                                               ---------     ---------    ---------
Net cash provided by (used in) investing activities.........     (69,592)      (21,433)      16,185
                                                               ---------     ---------    ---------
Cash flows from financing activities:
   Proceeds from the termination of interest rate swaps.....      26,076        --           --
   Borrowings under revolving credit facilities.............     133,724       303,377       --
   Borrowings under term loan agreements....................      15,499        --           --
   Borrowings under acquisition loan facility...............      13,800        --           --
   Borrowings under foreign credit facilities...............      --            72,842       --
   Repayments of acquisition loan facility..................     (12,452)       --           --
   Repayments of term loan and other pre-petition debt......     (22,079)      (36,195)     (14,554)
   Repayments of foreign credit facilities..................     (18,720)       --           --
   Repayments of GECC debt..................................      --            --           (3,458)
   Repayments of capital lease obligations..................      (2,762)         (938)      (2,902)
   Borrowings (repayments) under DIP facility...............      --           155,915     (155,915)
   Cash dividends paid......................................     (14,362)       --           --
   Payment of withholding taxes on option exercises and
    restricted stock vesting................................        (702)          (49)      --
   Purchase of treasury shares and net cash settlements
    under Equity Arrangements...............................       1,404        --           --
   Deferred Financing Costs.................................     (37,314)      (19,852)      --
   Other....................................................      --              (490)      --
                                                               ---------     ---------    ---------
Net cash provided by (used in) financing activities.........      82,112       474,610     (176,829)
                                                               ---------     ---------    ---------
Translation adjustment......................................         (72)       (1,854)       8,863
                                                               ---------     ---------    ---------
Increase in cash............................................       1,748        28,482       74,467
Cash at beginning of year...................................       9,328        11,076       39,558
                                                               ---------     ---------    ---------
Cash at end of year.........................................   $  11,076     $  39,558    $ 114,025
                                                               ---------     ---------    ---------
                                                               ---------     ---------    ---------

                 See Notes to Consolidated Financial Statements

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 1 -- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization: The Warnaco Group, Inc. was incorporated in Delaware on
March 14, 1986 and on May 10, 1986 acquired substantially all of the outstanding shares of Warnaco Inc. ('Warnaco'). Warnaco is the principal operating subsidiary. The Warnaco Group, Inc. and Warnaco were reorganized under Chapter 11 of the Bankruptcy Code effective February 4, 2003.

    Nature of Operations: The Warnaco Group, Inc. and its subsidiaries (collectively, the 'Company') design, manufacture, source and market a broad line of (i) intimate apparel (including bras, panties, sleepwear, loungewear, shapewear and daywear for women, and underwear and sleepwear for men);
(ii) sportswear for men, women and juniors (including jeanswear, khakis, knit and woven shirts, tops and outerwear); and (iii) swimwear for men, women, juniors and children (including swim accessories and fitness and active apparel). The Company's products are sold under a number of internationally known owned or licensed brand names. The Company offers a diversified portfolio of brands across multiple distribution channels to a wide range of customers. The Company distributes its products worldwide to wholesale customers through a variety of channels, including department and specialty stores, independent retailers, chain stores, membership clubs and mass merchandisers. The Company also sells its products directly to consumers through 76 retail stores, including 45 Company-operated Speedo Authentic Fitness full price retail stores in North America, two outlet retail stores in Canada, five Calvin Klein underwear full price retail stores in Europe, 11 Calvin Klein underwear full price retail stores in Asia and 13 Warnaco outlet retail stores in Europe.

    Basis of Consolidation and Presentation: The accompanying consolidated financial statements include the accounts of the Company for the years ended December 30, 2000 ('Fiscal 2000'), January 5, 2002 ('Fiscal 2001') and
January 4, 2003 ('Fiscal 2002'). All inter-company accounts and transactions are eliminated in consolidation. The accompanying consolidated financial statements have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position No. 90-7 Financial Reporting by Entities in Reorganization under the Bankruptcy Code ('SOP 90-7').

    Chapter 11 Cases. On June 11, 2001 (the 'Petition Date'), The Warnaco Group, Inc. and certain of its subsidiaries (each a 'Debtor' and, collectively, the 'Debtors') each filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, 11 U.S.C. 'SS'SS' 101-1330, as amended (the 'Bankruptcy Code'), in the United States Bankruptcy Court for the Southern District of New York (the 'Bankruptcy Court') (collectively the 'Chapter 11 Cases'). The Warnaco Group, Inc., 36 of its 37 U.S. subsidiaries and one of the Company's Canadian subsidiaries, Warnaco of Canada Company ('Warnaco Canada') were Debtors in the Chapter 11 Cases. The remainder of the Company's foreign subsidiaries were not debtors in the Chapter 11 Cases, nor were they subject to foreign bankruptcy or insolvency proceedings.

    As a result of the Chapter 11 Cases and the circumstances leading to the filing thereof, as of January 4, 2003, the Company was not in compliance with certain financial and bankruptcy covenants contained in certain of its license agreements. Under applicable provisions of the Bankruptcy Code, compliance with such terms and conditions in executory contracts generally were either excused or suspended during the Chapter 11 Cases. Upon the Company's emergence from bankruptcy, the Company was in compliance with the terms and covenants of its license and other agreements.

    In the Chapter 11 Cases, substantially all of the Debtors' unsecured liabilities as of the Petition Date are subject to compromise or other treatment under a plan or plans of reorganization which must be confirmed by the Bankruptcy Court after obtaining the requisite amount of votes from affected parties. For financial reporting purposes, those liabilities have been

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

segregated and classified as liabilities subject to compromise in the consolidated condensed balance sheets.

    On November 8, 2002, the Debtors filed the First Amended Joint Plan of Reorganizaton of The Warnaco Group, Inc. and Its Affiliated Debtors and Debtor-In-Possession Under Chapter 11 of the Bankruptcy Code (the 'Plan'). On January 16, 2003, the Bankruptcy Court entered its (i) Findings of Fact to and Conclusions of Law Re: Order and Judgment Confirming The First Amended Joint Plan of Reorganization of The Warnaco Group, Inc. and Its Affiliated Debtors and Debtors-In-Possession Under Chapter 11 of Title 11 of the United States Code, dated November 8, 2002, and (ii) an Order and Judgment Confirming The First Amended Joint Plan of Reorganization of The Warnaco Group, Inc. and Its Affiliated Debtors and Debtors-In-Possession Under Chapter 11 of Title 11 of the United States Code, dated November 8, 2002, and Granting Related Relief (the 'Confirmation Order').

    In accordance with the provisions of the Plan and the Confirmation Order, the Plan became effective on February 4, 2003 and the Company entered into the $275,000 Senior Secured Revolving Credit Facility (the 'Exit Financing Facility'). The Exit Financing Facility provides for a four-year, non-amortizing revolving credit facility. The Exit Financing Facility includes provisions that allow the Company to increase the maximum available borrowing from $275,000 to $325,000, subject to certain conditions (including obtaining the agreement of existing or new lenders to commit to lend the additional amount). Borrowings under the Exit Financing Facility currently bear interest at Citibank's base rate plus 1.50% or at the London Interbank Offered Rate ('LIBOR') plus 2.50%. Pursuant to the terms of the Exit Financing Facility, the interest rate the Company will pay on its outstanding loans will decrease by as much as 1/2% in the event the Company achieves certain defined ratios. The Exit Financing Facility contains financial covenants that, among other things, require the Company to maintain a fixed charged coverage ratio above a minimum level, a leverage ratio below a maximum level and limit the amount of the Company's capital expenditures. In addition, the Exit Financing Facility contains certain covenants that, among other things, limit investments and asset sales, prohibit the payment of dividends and prohibit the Company from incurring material additional indebtedness. Initial borrowings under the Exit Financing Facility on February 4, 2003 were $39,200. The Exit Financing Facility is secured by substantially all of the domestic assets of the Company. The Exit Financing Facility replaced the Amended DIP (as defined below) which is discussed in
Note 14.

    In accordance with the Plan, on February 4, 2003, the Company issued Second Lien Notes to pre-petition creditors and others in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to
Section 1145(a) of the Bankruptcy Code. The aggregate principal amount of the New Warnaco Second Lien Notes due 2008 (the 'Second Lien Notes') issued totaled $200,942. The Second Lien Notes mature on February 4, 2008, subject, in certain instances, to earlier repayment in whole or in part. The Second Lien Notes bear a per annum interest rate which is the higher of (i) 9.5% plus a margin (initially 0% and beginning on July 4, 2003, 0.5% is added to the margin every six months) and (ii) LIBOR plus a margin (initially 5%, and beginning on July 4, 2003, 0.5% is added to the margin every six months). The indenture pursuant to which the Second Lien Notes were issued contains certain covenants that, among other things, limit investments and asset sales, prohibits the payment of cash dividends and prohibit the Company from incurring material additional indebtedness. The Second Lien Notes are guaranteed by most of the Company's domestic subsidiaries, and the obligations under such guarantee, together with the Company's obligations under the Second Lien Notes, are secured by a second priority lien on substantially the same assets which secure the Exit Financing Facility.

    Set forth below is a summary of certain material provisions of the Plan. Among other things, as described below, the Plan resulted in the cancellation of the Company's Class A Common

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Stock, par value $0.01 per share (the 'Old Common Stock'), issued prior to the Petition Date. The holders of Old Common Stock did not receive any distribution on account of the Old Common Stock under the Plan. The Company, as reorganized under the Plan, issued 45,000,000 shares of common stock, par value $0.01 per share (the 'New Common Stock'), which was distributed to pre-petition creditors as specified below. In addition, 5,000,000 shares of New Common Stock of the Company were reserved for issuance pursuant to management incentive stock grants. On March 12, 2003, subject to approval by the stockholders of the Company's proposed 2003 Management Incentive Plan, the Company authorized the grant of 750,000 shares of restricted stock and options to purchase 3,000,000 of New Common Stock at the fair market value on the date of grant. The Plan also provided for the issuance by the Company of $200,942 of New Warnaco Second Lien Notes due 2008 (the 'Second Lien Notes') to pre-petition creditors and others as specified below, secured by a second priority security interest in substantially all of the Debtors' domestic assets and guaranteed by the Company and its domestic subsidiaries.

    The following is a summary of distributions pursuant to the Plan:

    (i) the Old Common Stock, including all stock options and restricted shares, was extinguished, and holders of the Old Common Stock received no distribution on account of the Old Common Stock;

    (ii) general unsecured claimants will receive approximately 2.55% (1,147,050 shares) of the New Common Stock which the Company expects to distribute in the second quarter of fiscal 2003;

    (iii) the Company's pre-petition secured lenders received their pro-rata share of approximately $106,112 in cash, Second Lien Notes in the principal amount of $200,000 and approximately 96.26% (43,318,350 shares) of the New Common Stock;

    (iv) holders of claims arising from or related to certain preferred securities received approximately 0.60% of the New Common Stock (268,200 shares);

    (v) pursuant to the terms of his employment agreement, as modified by the Plan, Antonio C. Alvarez II, the President and Chief Executive Officer of the Company, received an incentive bonus consisting of approximately $1,950 in cash, Second Lien Notes in the principal amount of approximately $942 and approximately 0.59% of the New Common Stock (266,400 shares); and

    (vi) in addition to the foregoing, allowed administrative and certain priority claims were paid in full in cash.

    Reorganization and administrative expenses related to the Chapter 11 Cases have been separately identified in the consolidated statement of operations as reorganization items through January 4, 2003. The Company expects to recognize additional reorganization items in fiscal 2003.

    During the course of the Chapter 11 Cases, the Company obtained Bankruptcy Court authorization to sell assets and settle liabilities for amounts other than those reflected in the consolidated financial statements. Management evaluated the Company's operations and identified assets for potential disposition. From the Petition Date, through January 4, 2003, the Company sold certain personal property, certain owned buildings and land and other assets, including certain inventory of its domestic outlet retail stores, generating net proceeds of approximately $36,256 of which approximately $30,043 was generated during Fiscal 2002 (collectively, the 'Asset Sales'). The Asset Sales did not result in a material gain or loss since the Company had previously written-down assets identified for potential disposition to their estimated net realizable value. Substantially all of the net proceeds from the Asset Sales were used to reduce outstanding borrowings under the Amended DIP or provide collateral for outstanding trade and standby letters of credit. In

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Fiscal 2002, the Company closed all of its domestic outlet retail stores. The closing of the outlet retail stores and the related sale of inventory at approximately net book value generated approximately $23,200 of net proceeds through January 4, 2003, which were used to reduce amounts outstanding under the Amended DIP or to provide collateral for outstanding trade letters of credit.

    In addition, during the first quarter of Fiscal 2002, the Company sold the business and substantially all of the assets of GJM Manufacturing Ltd. ('GJM'), a private label manufacturer of women's sleepwear, and Penhaligon's Ltd. ('Penhaligon's'), a United Kingdom-based retailer of perfumes, soaps, toiletries and other products. The sales of GJM and Penhaligon's generated aggregate net proceeds of approximately $20,459 and an aggregate net loss on the sales of approximately $2,897. Proceeds from the sale of GJM and Penhaligon's were used to: (i) reduce amounts outstanding under certain debt agreements of the Company's foreign subsidiaries which were not part of the Chapter 11 Cases (approximately $4,800); (ii) reduce amounts outstanding under the Amended DIP (approximately $4,200); (iii) create an escrow fund (subsequently disbursed in June 2002) for the benefit of pre-petition secured lenders (approximately $9,400); and (iv) create an escrow fund (subsequently returned to the Company in February 2003) for the benefit of the purchasers of GJM and Penhaligon's for potential indemnification claims and for any working capital valuation adjustments (approximately $1,700). In September 2002, the Company sold other assets generating approximately $150 of net proceeds and a loss on the sale of approximately $1,365.

    Changes in accounting principles: Effective January 6, 2002, the Company adopted Statement of Financial Accounting Standards ('SFAS') No. 142 Goodwill and Other Intangible Assets ('SFAS 142'). SFAS 142 addresses the financial accounting and reporting for acquired goodwill and other intangible assets with indefinite lives. As a result of adopting SFAS 142, goodwill and a substantial amount of the Company's intangible assets are no longer amortized. During Fiscal 2002, the Company completed its impairment review (see Note 12).

    Effective January 2, 2000, the Company changed its accounting method for valuing its retail outlet store inventory. Prior to the change, the Company valued its retail inventory using average cost. Under its new method, the Company values its retail inventory using the actual cost method. The Company believes its new method is preferable because it results in a better matching of revenue and expense and is consistent with the method used for its other inventories. The cumulative effect of the change as of January 1, 2000 was to increase net loss by $13,110, net of tax of $8,577.

    Use of Estimates: The Company uses estimates and assumptions in the preparation of its financial statements in conformity with accounting principles generally accepted in the United States of America. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. These estimates and assumptions also affect the reported amounts of revenues and expenses. Actual results could materially differ from these estimates. The estimates the Company makes are based upon historical factors, current circumstances and the experience and judgment of the Company's management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company's evaluations. The Company believes that the use of estimates affects the application of all of the Company's accounting policies and procedures.

    Revenue recognition. The Company recognizes revenue when the goods are shipped to customers and title and risk of loss has passed to the customers, net of allowances for returns and

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

other discounts. The Company recognizes revenue from its retail stores when goods are sold to customers.

    Accounts receivable. The Company maintains reserves for estimated amounts that the Company does not expect to collect from its trade customers. Accounts receivable reserves include amounts the Company expects its customers to deduct for trade discounts, other promotional activity, amounts for accounts that go out of business or seek the protection of the Bankruptcy Code and amounts related to charges in dispute with customers. The Company's estimate of the allowance amounts that are necessary includes amounts for specific deductions the Company has authorized and an amount for other estimated losses. The provision for accounts receivable allowances is affected by general economic conditions, the financial condition of the Company's customers, the inventory position of the Company's customers, sell-through of the Company's products by these customers and many other factors most of which are not controlled by the Company or its management. As of January 4, 2003, the Company had $276,889 of open trade invoices and other receivables and $10,440 of outstanding debit memos. Based upon the Company's analysis of estimated recoveries and collections associated with the related invoices and debit memos, the Company had $87,512 of accounts receivable reserves. As of January 5, 2002, the Company had $361,530 of open trade invoices and other receivables and $33,775 of outstanding debit memos. Based upon the Company's analysis of estimated recoveries and collections associated with the related invoices and debit memos, the Company had $112,918 of accounts receivable reserves. The determination of the amount of the accounts receivable reserve is subject to significant levels of judgment and estimation by the Company's management. If circumstances change or economic conditions deteriorate, the Company may need to increase the reserve significantly. The Company has purchased credit insurance to help mitigate the potential losses it may incur from the bankruptcy, reorganization or liquidation of some of its customers.

    Inventories. The Company values its inventories at the lower of cost, determined on a first-in first-out basis, or market value. The Company includes certain design, procurement, receiving and other product-related costs in its determination of inventory cost. Such costs amounted to approximately $54,600 and $30,200 at January 5, 2002 and January 4, 2003, respectively. The Company evaluates its inventories to determine excess units or slow-moving styles based upon quantities on hand, orders in house and expected future orders. For those items for which the Company believes it has an excess supply or for styles or colors that are obsolete, the Company estimates the net amount that the Company expects to realize from the sale of such items. The Company's objective is to recognize projected inventory losses at the time the loss is evident rather than when the goods are ultimately sold. As of January 4, 2003, the Company had identified inventory with a carrying value of approximately $61,500 as potentially excess and/or obsolete. Based upon the estimated recoveries related to such inventory, as of January 4, 2003, the Company had approximately $33,816 of inventory reserves for excess, obsolete and other inventory adjustments. As of January 5, 2002, the Company had identified inventory with a carrying value of approximately $88,300 as potentially excess and/or obsolete. Based upon the estimated recoveries related to such inventory, as of January 5, 2002, the Company had approximately $50,097 of inventory reserves for excess, obsolete and other inventory adjustments.

    Long-Lived Assets. The Company reviews its long-lived assets for possible impairment when events or circumstances indicate that the carrying value of the assets may not be recoverable. Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges in future periods. In addition, depreciation and amortization expense is affected by the Company's determination of the estimated useful lives of the related assets.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    Income Taxes. The provision for income taxes, income taxes payable and deferred income taxes are determined using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized.

    Provision for U.S. income taxes on unremitted earnings of foreign subsidiaries is made only on those amounts in excess of the funds considered to be permanently reinvested.

    Pension Plan. The Company has a defined benefit pension plan (the 'Pension Plan') covering substantially all full-time non-union and certain union domestic employees. The determination of the total amount of liability attributable to benefits owed to participants covered by the Pension Plan and the amount of pension expenses recorded by the Company related to the Pension Plan are determined by the Pension Plan's third party actuary as of the first day of the fiscal year using assumptions provided by the Company. The assumptions used can have a significant impact on the amount of pension expense and pension liability recorded by the Company. The Pension Plan actuary also determines the annual cash contribution to the Pension Plan using assumptions defined by the Pension Benefit Guaranty Corporation (the 'PBGC'). The Pension Plan was under-funded as of January 4, 2003 and January 5, 2002. The Pension Plan contemplates that the Company will continue to fully fund its minimum required contributions and any other premiums due under ERISA and the Internal Revenue Code. The amount of pension contributions that is deductible for Federal income tax purposes is also determined by the Pension Plan actuary using assumptions defined by the Internal Revenue Service (the 'IRS') and other regulatory agencies. Effective January 1, 2003, the Pension Plan was amended and as a result no future benefits will accrue to participants under the Pension Plan. This amendment resulted in a curtailment of the Pension Plan and a reduction in the total liability determined by the Pension Plan actuary of approximately $8,897 as of January 4, 2003. The Company's cash contribution to the Pension Plan for fiscal 2003 will be approximately $9,320 and is estimated to be approximately $27,704 over the next five years. The amount of cash contribution the Company will be required to make to the Pension Plan could increase or decrease depending upon the actual return that the Pension Plan assets earn compared to the estimated rate of return on Pension Plan assets of 7%.

    Translation of Foreign Currencies: Cumulative translation adjustments, arising primarily from consolidating the net assets and liabilities of the Company's foreign operations at current rates of exchange as of the respective balance sheet date, are applied directly to stockholders' deficiency and are included as part of accumulated other comprehensive loss. Income and expense items for the Company's foreign operations are translated using monthly average exchange rates.

    Marketable Securities: Marketable securities are stated at fair value based on quoted market prices. Marketable securities are classified as available-for-sale with any unrealized gains or losses, net of tax, included as a component of stockholders' deficiency and included in other comprehensive loss.

    Assets held for sale: The Company classifies assets to be sold as assets held for sale. Assets held for sale are reported at the lower of their carrying amount or estimated fair value less selling costs. Assets held for sale at January 5, 2002 include accounts receivable, inventories, prepaid expenses, fixed assets and other assets of GJM and Penhaligon's and other assets identified for disposition. Assets held for sale at January 4, 2003 include certain land, buildings and other assets identified for disposition.

    Property, Plant and Equipment: Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided over the

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

lesser of the estimated useful lives of the asset or terms of the lease, using the straight-line method, as summarized below:

Buildings......................................    20 - 40 years
Building improvements..........................     2 - 20 years
Machinery and equipment........................     3 - 10 years
Furniture and fixtures.........................     7 - 10 years
Computer hardware..............................      3 - 5 years
Computer software..............................      3 - 7 years

    Depreciation and amortization expense was $62,148, $60,890 and $56,497 for Fiscal 2000, 2001 and 2002, respectively.

    Computer Software Costs: Internal and external costs incurred in developing or obtaining computer software for internal use are capitalized in property, plant and equipment in accordance with SOP 98-1 'Accounting for the Costs of Computer Software Developed or Obtained for Internal Use' and related guidance and are amortized on a straight-line basis, over the estimated useful life of the software (3 to 7 years). General and administrative costs related to developing or obtaining such software are expensed as incurred.

    Intangible and Other Assets: Intangible and other assets consisted of goodwill, licenses, trademarks, deferred financing costs and other intangible assets as of January 5, 2002. Intangible assets consist of licenses and trademarks at January 4, 2003. Goodwill represents the excess of cost over net assets acquired from business acquisitions. The Company performs an annual impairment test for goodwill and intangible assets. Goodwill was allocated to various reporting units, which are either the operating segment or one reporting level below the operating segment. The Company's reporting units for purposes of applying the provisions of SFAS 142 are: Warner's'r'/Olga'r'/Body by Nancy Ganz'TM'/Bodyslimmers'r', Calvin Klein'r' underwear, Lejaby'r', White Stag'r'/Catalina'r', Calvin Klein'r' jeans, A.B.S. by Allen Schwartz'r', Chaps Ralph Lauren'r' and Swimwear. SFAS 142 requires the Company to compare the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the goodwill within the reporting unit is less than its carrying value. If the carrying amount of the intangible asset with an indefinite life exceeds its fair value, an impairment loss is recognized. Fair values for goodwill and intangible assets are determined based on discounted cash flows, market multiples or appraised values as appropriate.

    Identified intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives. Deferred financing costs are amortized over the life of the related debt, using the interest method and included in interest expense.

    Advertising Costs: Advertising costs are included in selling, general and administrative expenses and are expensed when the advertising or promotion is published or presented to consumers. Cooperative advertising allowances provided to customers are charged to operations as incurred and included in selling, general and administrative expenses. The amounts charged to operations for advertising (including cooperative advertising), marketing and promotion expenses during Fiscal 2000, 2001 and 2002 were $141,340, $138,407 and $108,076, respectively.

    Shipping and Handling Costs: Shipping and handling costs included in the statement of operations are expensed as incurred. The amounts charged to operations for shipping and handling costs during Fiscal 2000, 2001 and 2002 were $64,888, $76,085 and $71,510, respectively.

    Reorganization Items: Reorganization items relate to expenses incurred and amounts accrued as a direct result of the Chapter 11 Cases and include certain impairment losses, professional fees,

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

facility shutdown costs, employee severance payments, employee retention payments, lease termination accruals, and other items. Reorganization items are separately identified on the consolidated statement of operations.

    Stock Based Compensation: The Company follows the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation' ('SFAS 123'). SFAS 123 encourages, but does not require, companies to adopt a fair value based method for determining expense related to stock option compensation. The Company continues to account for stock-based compensation for employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees ('APB 25')' and related Interpretations. Under APB 25, no compensation expense is recognized for employee share option grants because the exercise price of the options granted to date has equaled the market price of the underlying shares on the date of grant (the 'intrinsic value method'). The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation for the years ended December 30, 2000, January 5, 2002 and January 4, 2003, respectively.

                                                              FOR THE YEAR ENDED
                                                    --------------------------------------
                                                    DECEMBER 30,   JANUARY 5,   JANUARY 4,
                                                        2000          2002         2003
                                                        ----          ----         ----
Reported net loss.................................   $(389,971)    $(861,153)   $(964,863)
Less: Total stock-based employee compensation
  expense determined under fair value based
  methods for all awards, net of tax:.............     (18,267)      (12,250)      (6,996)
                                                     ---------     ---------    ---------
Pro forma net loss................................   $(408,238)    $(873,403)   $(971,859)
                                                     ---------     ---------    ---------
                                                     ---------     ---------    ---------
Net loss per share
    Reported
        Basic and diluted.........................   $   (7.39)    $  (16.28)   $  (18.21)
                                                     ---------     ---------    ---------
                                                     ---------     ---------    ---------
    Pro forma
        Basic and diluted.........................   $   (7.73)    $  (16.51)   $  (18.34)
                                                     ---------     ---------    ---------
                                                     ---------     ---------    ---------

    The fair values of these stock options were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

                                                               FOR THE YEAR ENDED
                                                     --------------------------------------
                                                     DECEMBER 30,   JANUARY 5,   JANUARY 4,
                                                         2000          2002         2003
                                                         ----          ----         ----
Risk-free interest rate............................      5.24%         4.50%        n/a
Dividend yield.....................................     --             --           n/a
Expected volatility of market price of Company's
  Common Stock.....................................     54.50%       104.64%        n/a
Expected option life...............................   5 years       5 years         n/a

    Pro forma compensation expense reflected for prior periods is not indicative of future compensation expense that would be recorded by the Company if it adopted the fair value based recognition provisions of SFAS 123. Future pro forma expense may vary based upon factors such as the number of awards granted by the Company and the then-current fair market value of such awards.

    Detailed information for activity in the Company's stock plans can be found in Note 17.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    Financial Instruments: Derivative financial instruments were used by the Company in the management of its interest rate and foreign currency exposures prior to the Petition Date. The Company also used derivative financial instruments to execute purchases of its shares under its stock buyback program. The Company does not use derivative financial instruments for speculation or for trading purposes. Gains and losses realized prior to the Petition Date on termination of interest rate swap contracts were deferred and amortized over the remaining terms of the original hedging relationship.

    A number of major international financial institutions are counterparties to the Company's financial instruments and letters of credit. The Company monitors its positions with, and the credit quality of, these counterparty financial institutions and does not anticipate non-performance of these counter parties. Management believes that the Company would not suffer a material loss in the event of nonperformance by these counterparties.

    Equity Instruments Indexed to the Company's Common Stock: Prior to
September 19, 2000, equity instruments indexed to the Company's Old Common Stock (the 'Equity Agreements') were recorded at fair value. Proceeds received under net share settlements or amounts paid upon the purchase of such equity instruments were recorded as a component of stockholders' deficiency. Subsequent changes in the fair value of the Equity Agreements were not recorded. Repurchases of common stock pursuant to the terms of the Equity Agreements were recorded as treasury stock. On September 19, 2000, the Company amended its Equity Agreements and elected to cash settle a portion of its obligation to the bank through notes payable. As a result, the Company recorded notes payable ('Equity Agreement Notes') in an amount equal to the difference between the forward equity price of the Company's Old Common Stock and the fair value of the Company's Old Common Stock. The recognition of the Equity Agreement Notes was recorded as an adjustment to stockholders' deficiency. On October 6, 2000, the Company amended its outstanding credit agreements and recorded an adjustment to increase the balance of the Equity Agreement Notes based upon the change in fair value of the Company's Old Common Stock. Changes in the fair value of the equity instruments after October 6, 2000 through the Petition Date were recorded as a component of operating loss and as a change in the carrying amount of the related Equity Agreement Notes. Subsequent to October 6, 2000, the Company was required to cash settle the Equity Agreements. Since the Petition Date, no changes in the fair value of the Equity Agreement Notes have been recorded. Equity Agreement Notes are classified in liabilities subject to compromise as of January 5, 2002 and January 4, 2003 (see Note 15).

    Comprehensive Loss: Comprehensive loss consists of net loss, unrealized gain/(loss) on marketable securities (net of tax), unfunded minimum pension liability and cumulative foreign currency translation adjustments. Because such cumulative translation adjustments are considered a component of permanently invested earnings of foreign subsidiaries, no income taxes are provided on such amounts.

    Start-Up Costs: Pre-operating costs relating to the start-up of new manufacturing facilities, product lines and businesses are expensed as incurred.

    Recent accounting pronouncements: In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS 143 addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The Company will adopt the provisions of SFAS 143 for its 2003 fiscal year and does not expect the adoption of SFAS 143 to have a material impact on the Company's consolidated financial statements.

    In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections ('SFAS 145'). SFAS 145 rescinds

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

the provisions of SFAS 4 that require companies to classify certain gains and losses from debt extinguishments as extraordinary items, eliminates the provisions of SFAS 44 regarding transition to the Motor Carrier Act of 1980 and amends the provisions of SFAS 13 to require that certain lease modifications be treated as sale leaseback transactions. The provisions of SFAS 145 related to the classification of debt extinguishment are effective for the period beginning after May 15, 2002. The provisions of SFAS 145 related to lease modifications are effective for transactions occurring after May 15, 2002. The adoption of SFAS 145 did not have a material impact on the financial position or results of operations of the Company's consolidated financial statements.

    In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ('SFAS 146'). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ('EITF') Issue No. 94-3, 'Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).' SFAS 146 requires that a liability for costs associated with the exit or disposal of an activity be recognized when the liability is incurred. This statement also established that fair value is the objective for initial measurement of the liability. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002.

    The FASB has issued SFAS No. 148 Accounting for Stock-Based Compensation, Transition and Disclosure ('SFAS 148'). SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the disclosure requirements of SFAS 148. As of January 4, 2003, the Company accounts for stock-based employee compensation in accordance with APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations.

    In November 2002, the FASB issued Interpretation Number 45, Guarantor's Accounting and Disclosure Requirements for Guarantees. Including Indirect Guarantees of Indebtedness of Others ('FIN 45'). This interpretation requires certain disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN 45 are effective for interim and annual period beginning after December 15, 2002. The initial recognition and initial measurement requirements of FIN 45 are effective prospectively for guarantees issued or modified after December 31, 2002. The Company does not believe the adoption of the recognition and initial measurement requirements of FIN 45 will have a material impact on the Company's consolidated financial statements.

    In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 ('FIN 46'). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. It requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. It also requires certain disclosures by the primary beneficiary of a variable

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

interest entity and by an enterprise that holds significant variable interests in a variable interest entity where the enterprise is not the primary beneficiary. FIN 46 is effective for variable interest entities created after January 31, 2003 and to variable interest entitites in which an enterprise obtains an interest after that date, and effective for the first fiscal year or interim period beginning after June 15, 2003 to variable interest entitites in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 requires an entity to disclose certain information regarding a variable interest entity, if, when the Interpretation becomes effective, it is reasonably possible that an enterprise will consolidate or have to disclose information about that variable interest entity, regardless of the date on which the variable entity interest was created. The Company currently does not have any interest in any unconsolidated entity for which variable interest entity accounting is required and therefore does not expect FIN 46 to have a material affect on the Company's consolidated financial statements.

    Reclassifications: Certain Fiscal 2000 and 2001 amounts have been reclassified to conform to the current year presentation.

NOTE 2 -- REORGANIZATION ITEMS

    In connection with the Chapter 11 Cases, the Company initiated several strategic and organizational changes to streamline the Company's operations, focus on its core businesses, and return the Company to profitability. Many of the strategic actions are long-term in nature and, though initiated in Fiscal 2001 and Fiscal 2002, will not be completed until the end of fiscal 2003. In connection with these actions, the Company has closed all of its domestic outlet retail stores and reorganized its Speedo Authentic Fitness retail stores. The Company closed 204 of the 283 or 72% of the retail stores it operated at the beginning of Fiscal 2001. In Fiscal 2001, the Company closed 86 stores and 118 stores were closed during Fiscal 2002. In the first quarter of fiscal 2003, the Company closed three additional Speedo Authentic Fitness retail stores. The closing of the domestic outlet retail stores and the sale of the related inventory generated net proceeds of approximately $23,200 in Fiscal 2002.

    In the first quarter of Fiscal 2002, the Company sold the assets of GJM and Penhaligon's for net proceeds of approximately $20,459 in the aggregate. The net loss on the sale of GJM and Penhaligon's was approximately $2,897 and is included in reorganization items in Fiscal 2002. In Fiscal 2001, the Company recorded an impairment loss related to the goodwill of GJM of approximately $26,842.

    During Fiscal 2001 and Fiscal 2002, the Company sold certain personal property, vacated buildings, surplus land and other assets generating net proceeds of approximately $6,213 and $6,814 respectively, since the Petition Date. The losses related to the write-down of these assets was approximately $3,656 and $1,035 for the fiscal years ended January 5, 2002 and January 4, 2003, respectively. The Company has vacated certain leased premises, and rejected those leases (many related to its Retail Stores Division) under the provisions of the Bankruptcy Code.

    During the fourth quarter of Fiscal 2002, the Company completed a strategic review of its Intimate Apparel operations in Europe and formalized a plan to consolidate its European manufacturing operations and to restructure certain other manufacturing, sales and back office operations in Europe. The Company expects to incur severance, outplacement, legal, accounting and other expenses associated with the consolidation covering approximately 350 employees. The consolidation includes the consolidation of certain manufacturing operations in France which requires that the Company comply with certain procedures and processes that are defined in French law and French labor regulations. The Company has recorded a restructuring charge of $8,657 in the fourth quarter of Fiscal 2002 reflecting the statutory and regulatory defined severance

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

and other obligations that the Company will incur related to the consolidation. Included in the restructuring charge is approximately $113 of legal and other professional fees incurred in Fiscal 2002 related to the consolidation. Additional severance costs attributable to negotiated settlements with individual employees are subject to final negotiation. The Company expects that all severance, outplacement, legal and other costs attributable to the consolidation will be fully paid by the end of fiscal 2003. The Company expects that the ultimate cost of the consolidation that have been incurred and will be incurred in fiscal 2003 will be between $12,000 and $15,000 including the $8,657 recorded in Fiscal 2002.

    As a direct result of the Chapter 11 Cases, the Company has recorded certain liabilities, incurred certain legal and professional fees, written-down certain assets and accelerated the recognition of certain deferred charges. The transactions were recorded in accordance with the provisions of SOP 90-7.

    Reorganization items included in the consolidated statements of operations in Fiscal 2001 and Fiscal 2002 were $177,791 and $116,682, respectively. Included in reorganization items are certain non-cash asset impairment provisions and accruals for items that have been, or will be, paid in cash. In addition, certain accruals are subject to compromise under the provisions of the Bankruptcy Code. The Company has recorded these accruals at the estimated amount the creditor is entitled to claim under the provisions of the Bankruptcy Code. The ultimate amount of and settlement terms for such liabilities are detailed in the Plan.

                                                                FISCAL YEARS ENDED
                                                              -----------------------
                                                              JANUARY 5,   JANUARY 4,
                                                                 2002         2003
                                                                 ----         ----
Legal & professional fees...................................   $ 24,206     $ 27,734
Employee contracts and retention............................      8,728       25,571
GECC lease settlement.......................................     --           22,898
Write-off of fixed assets related to retail stores closed...      6,105       13,250
Facility shutdown costs.....................................      8,440        9,201
Lease terminations..........................................     20,591        9,352
Sales of Penhaligon's, GJM and Ubertech.....................     --            4,262
Employee benefit costs related to plant closings............        821        3,068
Aviation and other assets...................................      1,650        1,176
Losses from write-offs and sales of fixed assets............     37,061          170
Company-obligated mandatorily redeemable preferred
  securities(a).............................................     21,411       --
Systems development abandoned...............................     33,066       --
Deferred financing fees.....................................     34,599       --
Interest rate swap gain.....................................    (18,887)      --
                                                               --------     --------
                                                               $177,791     $116,682
                                                               --------     --------
                                                               --------     --------
Cash portion of reorganization items........................   $ 36,893     $ 59,719
Non-cash portion of reorganization items....................   $140,898     $ 56,963

---------

(a) Includes original issue discount and deferred bond issue costs of $4,798 net of accumulated amortization.

    Certain accruals are included in liabilities subject to compromise. The Plan was consummated on February 4, 2003. Pursuant to the Plan, unsecured pre-petition claimants will receive their pro-rata share of 1,147,050 shares of New Common Stock. The number of shares to be distributed to each claimant is subject to the final approval and reconciliation of all of the unsecured pre-petition claims. The Company expects that such distribution will take place in the second quarter of fiscal 2003.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 3 -- SPECIAL CHARGES -- FISCAL 2000

    The Company performed a strategic review of its worldwide businesses, manufacturing, distribution and other facilities, and product lines and styles and initiated a global implementation of programs designed to create cost efficiencies through plant consolidations, workforce reductions and consolidation of the finance, manufacturing and operations organizations within the Company and the discontinuation of product lines and styles that were unprofitable. As a result of these initiatives which commenced in Fiscal 2000, the Company recorded special charges of $269,626 during Fiscal 2000 related to costs to exit certain facilities and activities and consolidate such operations, including charges related to inventory write-downs and other asset write-offs, facility shutdown and lease obligation costs, employee termination and severance costs, retail outlet store closings and other related costs. The non-cash portion of the charge was originally estimated to be $171,317 and the cash portion was originally estimated to be $98,309. As of January 4, 2003, $3,332 of accruals remained related primarily to severance obligations and expected payments under discontinued licenses. Actual cash charges through January 4, 2003 were $93,593. Non-cash charges were $172,574. Of the total amount of charges, $201,279 is reflected in cost of goods sold and $68,347 is reflected in selling, general and administrative expenses in the Fiscal 2000. The detail of the charge, including costs incurred and reserves remaining for costs the Company expects to incur through completion of the aforementioned programs are summarized below:

                                            FACILITY
                           INVENTORY        SHUTDOWN       EMPLOYEE
                        WRITE-DOWNS AND   AND CONTRACT    TERMINATION                       LEGAL AND
                          OTHER ASSET     TERMINATION    AND SEVERANCE   RETAIL OUTLET    OTHER RELATED
                          WRITE-OFFS         COSTS           COSTS       STORE CLOSINGS       COSTS         TOTAL
                          ----------         -----           -----       --------------       -----         -----
Provisions............     $ 154,851        $ 53,261       $ 25,772         $ 20,037        $ 15,705      $ 269,626
Cash Reductions --
  2000................       --              (41,456)       (19,117)          (2,969)        (10,909)       (74,451)
Non-cash reductions --
  2000................      (125,350)         --             --              (12,357)           (976)      (138,683)
                           ---------        --------       --------         --------        --------      ---------
Balance as of Dec. 30,
  2000................        29,501          11,805          6,655            4,711           3,820         56,492
Cash Reductions --
  2001................       --               (3,998)        (6,376)          (1,578)         (4,186)       (16,138)
Non-cash reductions --
  2001................       (29,501)         (1,257)        --               (3,133)         --            (33,891)
Other adjustments --
  2001(a).............       --                 (493)        --              --                  366           (127)
                           ---------        --------       --------         --------        --------      ---------
Balance as of Jan 5,
  2002................       --                6,057            279          --               --              6,336
Cash Reductions --
  2002................       --               (2,743)          (261)         --               --             (3,004)
                           ---------        --------       --------         --------        --------      ---------
Balance as of Jan 4,
  2003................     $ --             $3,314(b)      $     18         $--             $ --          $   3,332
                           ---------        --------       --------         --------        --------      ---------
                           ---------        --------       --------         --------        --------      ---------

---------

(a) Other adjustments represent reversals of over accruals related to facility shutdowns and additional legal costs. The net effect of other adjustments is included in selling, general and administrative expenses in Fiscal 2001 and Fiscal 2002.

(b)  Includes $2,923 of liabilities subject to compromise.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

INVENTORY WRITE-DOWNS AND OTHER ASSET WRITE-OFFS $(154,851)

    Management's strategic review of the Company's manufacturing, distribution and administrative facilities and product lines and styles resulted in the decision to close seven manufacturing plants, twelve distribution facilities and two administrative facilities as well as the closure of 26 outlet stores. In addition, the Company discontinued the manufacturing of certain raw materials and product styles and wrote-off shop and fixture costs no longer in service at certain of its customer's retail locations. Included in the above amount are charges for inventory write-downs of $127,825 and write-off of fixed assets and other assets of $27,026. Of the total charge, $134,901 is included in cost of sales and $19,950 is included in selling, general and administrative expenses.

FACILITY SHUTDOWN AND CONTRACT TERMINATION COSTS $(53,261)

    Costs associated with the shutdown of the facilities mentioned above include plant reconfiguration and shutdown costs of $47,751, which were expensed as incurred and lease obligation costs of $5,510. Of the total charge, $40,281 is included in cost of sales and $12,980 is included in selling, administrative and general expenses in Fiscal 2000. Accruals amounting to $3,314 for future lease and contract payments remain at January 4, 2003.

EMPLOYEE TERMINATION AND SEVERANCE COSTS $(25,772)

    The Company recorded charges of $11,729 to cost of goods sold related to providing severance and benefits to 3,589 manufacturing related employees terminated as a result of the closure of certain facilities in Fiscal 2000. The Company also recorded charges of $14,043 to selling, administrative and general expenses related to providing severance and benefits to 816 distribution and administrative employees who were terminated in Fiscal 2000. Remaining severance amounts at January 4, 2003 were $18, and are expected to be paid in fiscal 2003.

RETAIL OUTLET STORE CLOSINGS $(20,037)

    During Fiscal 2000, the Company announced plans to close 26 retail outlet stores. Included in the charge are costs for the write-down of inventory of discontinued product lines and styles which the Company intends to liquidate through these stores of $13,697, the write-off of fixed assets associated with these stores of $1,793 and the costs of terminating leases of $1,653. Of the total charge, $13,697 is included in cost of sales and $6,340 is included in selling, general and administrative expenses in Fiscal 2000.

LEGAL AND OTHER RELATED COSTS $(15,705)

    Also included in the charge are $12,490 of legal expenses related to the Calvin Klein litigation and global initiatives mentioned above and $3,215 of other costs in Fiscal 2000. Of the total charge, $671 is included in cost of sales and $15,034 is included in selling, general and administrative expenses in Fiscal 2000.

NOTE 4 -- ACCOUNTS RECEIVABLE SECURITIZATION

    In October 1998, the Company entered into a revolving accounts receivable securitization facility, to mature on August 12, 2002, whereby it could obtain up to $200,000 of funding from the securitization of eligible United States trade accounts receivable through a bankruptcy remote special purpose subsidiary. The facility was amended in March 2000 to provide up to $300,000 of funding. In Fiscal 1999 the Company securitized $383,827 of accounts receivable (gross) for which

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

it received cash proceeds of $195,900. In Fiscal 2000, the Company securitized $454,862 of accounts receivable (gross) for which it received cash proceeds of $249,600. In Fiscal 2001, prior to the Petition Date, the Company securitized $366,233 of accounts receivable (gross) for which it received cash proceeds of approximately $185,000. The Company retained the interest in and subsequent realization of the excess of amounts securitized over the proceeds received and provided allowances as appropriate on the entire balance. The proceeds received are included in cash flows from operating activities in the consolidated statement of cash flows. Fees for this program were paid monthly and were based on variable rates indexed to commercial paper and are included in selling, general and administrative expense. On June 11, 2001, concurrent with the completion of the DIP, the Company terminated the revolving accounts receivable securitization agreement by repaying $186,214 previously received under the account receivable securitization facility. The repayment of the accounts receivable securitization facility included $1,214 of fees and accrued interest. Consequently, none of the Company's outstanding trade accounts receivable were securitized at January 5, 2002 or January 4, 2003.

NOTE 5 -- RELATED PARTY TRANSACTIONS

    A former director of the Company is the sole stockholder, President and a director of The Spectrum Group, Inc. ('Spectrum'). The Company recognized consulting expenses of $560 in Fiscal 2000 pursuant to a consulting agreement with Spectrum that was terminated effective December 31, 2000.

    The Company leases certain real property from an entity controlled by an employee and the former owner of A.B.S. by Allen Schwartz. The lease expires on May 31, 2005 and includes four five-year renewal options. Rent expense related to this lease for Fiscal 2000, Fiscal 2001 and Fiscal 2002 was $345, $458 and $470, respectively.

    From April 30, 2001 to June 11, 2001, the Company incurred consulting fees to Alvarez & Marsal, Inc. ('A&M') of $1,256 pursuant to a consulting agreement. The President and Chief Executive Officer and the Chief Financial Officer of the Company are affiliated with A&M. The A&M consulting agreement was terminated on June 11, 2001. In connection with the Company's emergence from bankruptcy on February 4, 2003 and as contemplated by the Plan, the Company entered into a new consulting agreement with A&M. Pursuant to the terms of his Employment Agreement, as adjusted under the Plan, Antonio C. Alvarez II, the President and Chief Executive Officer of the Company, received an incentive bonus consisting of $1,950 in cash, Second Lien Notes in the principal amount of $942 and 0.59% of the New Common Stock (266,400 shares) of the reorganized Company.

    The Company entered into a second consulting agreement with A&M on January 29, 2003 (as supplemented by the March 18, 2003 letter agreement, the 'A&M Agreement'), pursuant to which Mr. Alvarez and Mr. Fogarty will continue serving the Company as Chief Executive Officer and Chief Financial Officer, respectively, and certain other A&M affiliated persons will continue serving the Company in a consulting capacity. The A&M Agreement was effective as of February 4, 2003 and replaced and superceded the Alvarez and Fogarty Agreements. The A&M Agreement may be terminated by either party, without cause, upon 30 days' written notice. Upon the commencement of employment of a new Chief Executive Officer ('New CEO') or Chief Financial Officer ('New CFO'), Mr. Alvarez and Mr. Fogarty are obligated to provide transitional assistance to the New CEO and New CFO, respectively, as reasonably required by the Company. The A&M Agreement provides that the Company will pay A&M on account of Mr. Alvarez's service as follows: (i) $125 per month until commencement of employment of the New CEO;
(ii) $125 per month for 15 days after the commencement of employment of the New CEO; and (iii) after the period described in

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(ii) above, $.750 per hour of transition services provided by Mr. Alvarez. The A&M Agreement further provides that the Company will pay A&M on account of Mr. Fogarty's service at a rate of $.475 per hour. Moreover, A&M is eligible to receive the following incentive compensation under the terms of the agreement:
(i) additional payments upon the consummation of certain transactions and
(ii) participation in the Company's incentive compensation program for the periods Mr. Alvarez and Mr. Fogarty serve as Chief Executive Officer and Chief Financial Officer, respectively. Incentive compensation payable to A&M upon the consummation of certain transactions is not currently determinable because it is contingent upon future events which may or may not occur. Mr. Alvarez, Mr. Fogarty and A&M are bound by certain confidentiality, indemnification and non-solicitation obligations under the terms of the A&M Agreement.

    The Company believes that the terms of the relationships and transactions described above are at least as favorable to the Company as could have been obtained from a third party.

NOTE 6 -- BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

BUSINESS SEGMENTS

    During Fiscal 2001, the Company operated in three business segments or groups: (i) Intimate Apparel Group; (ii) Sportswear and Swimwear Group; and
(iii) Retail Stores. During Fiscal 2002, the Company operated in four business segments: (i) Intimate Apparel Group; (ii) Sportswear Group; (iii) Swimwear Group; and (iv) Retail Stores Group. The Sportswear and Swimwear Groups (previously combined as the Sportswear and Swimwear Group) were separated in Fiscal 2002 to reflect the manner in which management currently evaluates the Company's business. Accordingly, certain financial information contained in this Annual Report on Form 10-K relating to fiscal periods prior to Fiscal 2002 has been restated to correspond with the Company's four segment business operations. The Groups currently operate as separate business segments. Moreover, the Company expects that, because of the retail store closings during Fiscal 2001 and Fiscal 2002, the Retail Stores Group's net revenues will not represent a material portion of the Company's net revenues in fiscal 2003. The Company does not intend to operate any retail outlet stores in fiscal 2003. As a result, beginning in fiscal 2003, the results of operations of the Retail Stores Group will be included with the Company's three wholesale Groups according to the type of product sold.

    The Company designs, manufactures and markets apparel within the Sportswear, Swimwear and Intimate Apparel markets and operates a Retail Stores Group, with stores under the Speedo'r' Authentic Fitness'r' and Calvin Klein names.

    The Intimate Apparel Group designs, manufactures, sources and markets moderate to premium priced intimate apparel and other products for women and better to premium priced men's underwear and sleepwear under the Warner's'r', Olga'r', Body by Nancy Ganz'TM'/Bodyslimmers'r', Calvin Klein'r', Lejaby'r' and Rasurel'r' names.

    The Sportswear Group designs, sources, and markets moderate to premium priced men's and women's sportswear under the Calvin Klein'r', Chaps Ralph Lauren'r', A.B.S. by Allen Schwartz'r', Catalina'r' and White Stag'r' names.

    The Swimwear Group designs, manufactures, sources and sells moderate to premium priced swimwear, fitness apparel, swim accessories and related products under the Speedo'r'/Speedo Authentic Fitness'r', Anne Cole'r', Cole of California'r', Sunset Beach'r', SandCastle'r', Catalina'r', White Stag'r', Lifeguard'r', Nautica'r' and Ralph Lauren'r' names.

    The Retail Stores Group principally sells the Company's products to the general public through stores under the Speedo'r' Authentic Fitness'r' and Calvin Klein names. As of January 5,

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2002, the Company operated 95 Speedo Authentic Fitness retail stores, 16 Calvin Klein full-price underwear stores, 86 domestic and international outlet retail stores. During Fiscal 2002, the Company closed 47 Speedo Authentic Fitness full price retail stores and all 64 of its domestic outlet retail stores leaving 48 Speedo Authentic Fitness, 15 international outlet retail stores and 16 full price international Calvin Klein underwear stores operating as of January 4, 2003. The closing of the domestic outlet retail stores and the related sale of inventory generated approximately $23,200 of net proceeds in Fiscal 2002. During Fiscal 2002, the Company accrued approximately $22,889 related to rejected leases and wrote-off approximately $13,250 of fixed assets related to the above-mentioned store closures. The Company closed 3 additional Speedo Authentic Fitness retail stores in the first quarter of fiscal 2003.

    Net revenues for the closed domestic outlet retail stores for Fiscal 2000, 2001 and 2002 were $153,049, $107,775 and $40,505, respectively.

    Net revenues for the 47 Speedo Authentic Fitness stores closed during Fiscal 2000, Fiscal 2001 and Fiscal 2002 were $18,563, $17,596 and $7,482, respectively.

    The accounting policies of the segments are the same as those described in the 'Summary of Significant Accounting Policies' in Note 1. Transfers to the Retail Stores Group are made at standard cost and are not reflected in net revenues of the Intimate Apparel, Sportswear or Swimwear segments. Management evaluates the performance of its segments based on operating income (loss) before depreciation, interest, taxes, amortization of intangibles and deferred financing costs, impairment charges, reorganization items and certain general corporate expenses not allocated to segments, as well as the effect of the adoption of new accounting pronouncements or other changes in accounting ('Group EBITDA'). The table below also presents group operating income (loss) which includes depreciation of property, plant and equipment. The Company believes that an evaluation of the Company's operating results and the operating results of its segments for the past three years based solely on operating income (loss) is not complete without considering the effect of depreciation and amortization on those results. Since the Petition Date, the Company has sold assets, written down impaired assets, recorded a transitional impairment adjustment for the adoption of SFAS 142 and stopped amortizing certain intangible assets that were previously amortized. As a result, depreciation and amortization expense has decreased by approximately $40.3 million in Fiscal 2002 compared to Fiscal 2001 and by approximately $44.7 million compared to Fiscal 2000. For informational purposes, the Company has separately identified the depreciation and amortization components of operating income (loss) in the following table. The presentation of segment information in prior years has been restated to reflect current year classification of the segments. Information by business segment is set forth below:

                                     INTIMATE APPAREL   SPORTSWEAR   SWIMWEAR    RETAIL      TOTAL
                                     ----------------   ----------   --------    ------      -----
Fiscal 2002
    Net revenues...................     $ 570,694        $525,564    $304,994   $ 91,704   $1,492,956
    Group EBITDA...................        64,126          33,592      34,124        126      131,968
    Group operating income
      (loss).......................        48,386          24,212      28,561     (4,588)      96,571
Fiscal 2001
    Net revenues...................     $ 594,889        $573,697    $311,802   $190,868   $1,671,256
    Group EBITDA...................       (74,378)         (5,772)     (6,555)   (13,019)     (99,724)
    Group operating loss...........       (96,317)        (15,868)     (9,933)   (20,270)    (142,388)
Fiscal 2000
    Net revenues...................     $ 769,326        $882,917    $355,199   $242,494   $2,249,936
    Group EBITDA...................      (114,791)         39,638      81,323    (22,687)     (16,517)
    Group operating income
      (loss).......................      (137,023)         29,269      71,868    (27,130)     (63,016)

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    A reconciliation of Group operating income (loss) to consolidated loss before provision for income taxes and cumulative effect of a change in accounting principle for fiscal years ended December 30, 2000, January 5, 2002 and January 4, 2003, is as follows:

                                                                      FOR THE YEAR ENDED
                                                            --------------------------------------
                                                            DECEMBER 30,   JANUARY 5,   JANUARY 4,
                                                                2000          2002         2003
                                                                ----          ----         ----
Group EBITDA..............................................     (16,517)      (99,724)     131,968
Group depreciation........................................      46,499        42,664       35,397
                                                             ---------     ---------    ---------
Group operating income (loss).............................     (63,016)     (142,388)      96,571
General corporate expenses not allocated..................     101,871       103,770       45,208
Depreciation of corporate assets and amortization of
  intangibles (a).........................................      55,580        55,154       22,022
Impairment charge.........................................          --       101,772           --
Reorganization items......................................          --       177,791      116,682
                                                             ---------     ---------    ---------
Consolidated operating loss...............................    (220,467)     (580,875)     (87,341)
Investment income (loss)..................................      36,882        (6,556)          62
Interest expense..........................................     172,232       122,752       22,048
                                                             ---------     ---------    ---------
Loss before provision for income taxes and cumulative
  effect of a change in accounting principle..............   $(355,817)    $(710,183)   $(109,327)
                                                             ---------     ---------    ---------
                                                             ---------     ---------    ---------

---------

 (a) Includes amortization of intangibles of $39,931, $36,928 and $922 for the years ended December 30, 2000, January 5, 2002 and January 4, 2003, respectively, which is a corporate item not allocated to business segments.

                                  INTIMATE                            RETAIL    RECONCILING
                                  APPAREL    SPORTSWEAR   SWIMWEAR    STORES     ITEMS(A)     CONSOLIDATED
                                  -------    ----------   --------    ------     --------     ------------
Year Ended January 4, 2003
    Total Assets................  $296,365    $147,815    $194,634   $ 18,186    $290,880      $  947,880
    Depreciation and
      amortization..............    15,740       9,380       5,563      4,714      22,022          57,419
    Capital expenditures(b).....     6,233       2,357       1,423        132      10,164          20,309
Year Ended January 5, 2002
    Total Assets................  $415,965    $544,078    $605,238   $ 87,613    $332,561      $1,985,455
    Depreciation and
      amortization..............    21,939      10,096       3,378      7,251      55,154          97,818
    Capital expenditures........     8,463       2,005       2,947      1,187      10,125          24,727
Year Ended December 30, 2000
    Total Assets................  $616,228    $739,171    $637,484   $116,735    $232,531      $2,342,149
    Depreciation and
      amortization..............    22,232      10,369       9,455      4,443      55,580         102,079
    Capital expenditures........    33,043      15,195       2,513     10,089      49,222         110,062

---------

(a) Includes corporate items not allocated to business segments, primarily fixed assets related to the Company's management information systems and corporate facilities and goodwill, intangible and other assets.

(b) Includes assets acquired pursuant to the GECC lease settlement of $9,071.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

GEOGRAPHIC INFORMATION

    Included in the consolidated financial statements are the following amounts relating to geographic locations:

                                                              FISCAL YEAR ENDED
                                -----------------------------------------------------------------------------
                                DECEMBER 30,                 JANUARY 5,                 JANUARY 4,
                                    2000            %           2002           %           2003           %
                                    ----            -           ----           -           ----           -
Net revenues:
    United States.............   $1,892,219        84.1      $1,342,903       80.4      $1,167,706       78.2
    Canada....................       96,840         4.3          82,897        4.9          83,185        5.6
    Europe....................      199,736         8.9         185,570       11.1         195,529       13.1
    Mexico....................       45,112         2.0          41,896        2.5          25,971        1.7
    Asia......................       16,029         0.7          17,990        1.1          20,565        1.4
                                 ----------       -----      ----------      -----      ----------      -----
                                 $2,249,936       100.0      $1,671,256      100.0      $1,492,956      100.0
                                 ----------       -----      ----------      -----      ----------      -----
                                 ----------       -----      ----------      -----      ----------      -----
Property, plant and equipment,
  net
    United States.............   $  293,384        89.0      $  173,569       81.8      $  137,351       87.6
    Canada....................        6,888         2.1           4,638        2.2           3,452        2.2
    All other.................       29,242         8.9          33,922       16.0          15,909       10.2
                                 ----------       -----      ----------      -----      ----------      -----
                                 $  329,514       100.0      $  212,129      100.0      $  156,712      100.0
                                 ----------       -----      ----------      -----      ----------      -----
                                 ----------       -----      ----------      -----      ----------      -----

INFORMATION ABOUT MAJOR CUSTOMERS

    In Fiscal 2000 and 2001 no customer accounted for more than 10% of the Company's net revenues. In Fiscal 2002, one customer, Federated Department Stores, Inc., accounted for approximately 10.5% of the Company's net revenues.

NOTE 7 -- INCOME TAXES

    The following presents the United States and foreign components of income from continuing operations before income taxes and cumulative effect of change in accounting principle and the total provision for United States federal and other income taxes:

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                      FISCAL YEAR ENDED
                                                            --------------------------------------
                                                            DECEMBER 30,   JANUARY 5,   JANUARY 4,
                                                                2000          2002         2003
                                                                ----          ----         ----
Loss before provision for income taxes and cumulative
  effect of change in accounting principle:
    Domestic..............................................   $(337,394)    $(659,321)   $(101,925)
    Foreign...............................................     (18,423)      (50,862)      (7,402)
                                                             ---------     ---------    ---------
        Total.............................................   $(355,817)    $(710,183)   $(109,327)
                                                             ---------     ---------    ---------
                                                             ---------     ---------    ---------
Current tax provision:
    Federal...............................................   $  --         $  --        $  --
    State and local.......................................         588           600          600
    Foreign...............................................         410        17,946        9,506
                                                             ---------     ---------    ---------
Total current tax provision...............................         998        18,546       10,106
                                                             ---------     ---------    ---------
Deferred tax provision:
    Federal...............................................    (106,864)     (202,150)       1,510
    State and local.......................................     (20,189)      (44,543)         325
    Foreign...............................................      (4,901)      (14,201)      (8,097)
    Valuation allowance increase..........................     152,000       393,318       50,070
                                                             ---------     ---------    ---------
Total deferred tax provision..............................      20,046       132,424       43,808
                                                             ---------     ---------    ---------
Provision for income taxes................................   $  21,044     $ 150,970    $  53,914
                                                             ---------     ---------    ---------
                                                             ---------     ---------    ---------

    The following presents the reconciliation of the provision for income taxes to United States federal income taxes computed at the statutory rate:

                                                                      FISCAL YEAR ENDED
                                                            --------------------------------------
                                                            DECEMBER 30,   JANUARY 5,   JANUARY 4,
                                                                2000          2002         2003
                                                                ----          ----         ----
Loss before provision for income taxes and cumulative
  effect of change in accounting principle................   $(355,817)    $(710,183)   $(109,327)
                                                             ---------     ---------    ---------
                                                             ---------     ---------    ---------
Benefit for income taxes at the statutory rate............   $(124,536)    $(248,564)   $ (38,265)
State income taxes benefit, net of federal tax benefit....     (18,947)      (28,353)         835
Impact of foreign taxes accrued...........................       1,344         3,899        4,000
Net U.S. tax on distribution of foreign earnings..........      --            --           32,846
Non-deductible intangible amortization and impairment
  charges.................................................       6,504        16,297       --
Increase in valuation allowance...........................     152,000       393,318       50,070
Other, net................................................       4,679        14,373        4,428
                                                             ---------     ---------    ---------
Provision for income taxes................................   $  21,044     $ 150,970    $  53,914
                                                             ---------     ---------    ---------
                                                             ---------     ---------    ---------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    The components of deferred tax assets and liabilities as of January 5, 2002 and January 4, 2003 are as follows:

                                                              JANUARY 5,   JANUARY 4,
                                                                 2002         2003
                                                                 ----         ----
Deferred Tax Assets:
    Discounts and sales allowances..........................  $   2,060    $   1,857
    Inventory...............................................     22,594       20,559
    Postretirement benefits.................................     16,721       30,507
    Alternative minimum tax credit carryovers...............      5,245        2,270
    Advertising credits.....................................     13,219       13,219
    Reserves and accruals...................................     88,666       94,606
    Depreciation and amortization...........................     --           10,951
    Net operating losses and tax credits....................    501,432      502,197
                                                              ---------    ---------
    Gross deferred tax assets...............................    649,937      676,166
    Valuation allowances....................................   (582,249)    (670,772)
                                                              ---------    ---------
        Deferred tax assets -- net..........................     67,688        5,394
                                                              ---------    ---------
Deferred Tax Liabilities:
    Prepaid and other assets................................      3,280        3,057
    Depreciation and amortization...........................     48,509       --
    Bond discount...........................................      6,865       --
    Other...................................................     14,164        4,329
                                                              ---------    ---------
        Deferred tax liabilities............................     72,818        7,386
                                                              ---------    ---------
        Net deferred tax asset (liability)..................  $  (5,130)   $  (1,992)
                                                              ---------    ---------
                                                              ---------    ---------

    During Fiscal 2002, the Company repatriated approximately $98,000 of foreign earnings. No U.S. income taxes were incurred in connection with the repatriation since those earnings were completely offset by the Company's U.S. operating losses. At January 4, 2003, unremitted earnings of foreign subsidiaries were approximately $62,500. Since it is the Company's intention to permanently reinvest these earnings, no U.S. income taxes have been provided. Management believes that there would be no additional liability on the statutory earnings of foreign subsidiaries, if remitted.

    The Company and its subsidiaries' income tax returns are routinely examined by various tax authorities. In connection with such examinations, tax authorities have raised issues and proposed tax adjustments. The Company is reviewing the issues raised and will contest any adjustments it deems appropriate. In management's opinion, adequate provision for income taxes have been made for all open years.

    The Company has estimated United States net operating loss carryforwards of approximately $1,166,500 and foreign net operating loss carryforwards of approximately $85,400 at January 4, 2003. The United States net operating loss carryforwards, if they remain unused, expire as follows:

YEAR                                                   AMOUNT
----                                                   ------
2003 - 2010........................................  $  119,000
2011 - 2017........................................      46,300
2018 - 2022........................................   1,001,200
                                                     ----------
                                                     $1,166,500
                                                     ----------
                                                     ----------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets that may not be realized. The valuation allowance increased to $670,772 (of which $29,334 relates to foreign entities) in Fiscal 2002 from $582,249 (of which $28,041 relates to foreign entities) in Fiscal 2001. The increase in the valuation allowance results from the Fiscal 2002 operating loss and other deferred tax assets that may not be realized.

    A portion of the valuation allowance in the amount of approximately $19,026 (of which $4,841 relates to foreign entities) and approximately $14,185 at January 5, 2002 and January 4, 2003, respectively, relates to net deferred tax assets which were recorded in purchase accounting. The realization of such amount in future years will be allocated to reduce other non-current intangible assets.

    The consummation of the Plan resulted in the forgiveness of approximately $2,486,000 of the Company's pre-petition debt and other liabilities subject to compromise. The Company expects to utilize virtually all of its U.S. net operating loss carryforwards to offset the tax impact resulting from such debt forgiveness. As a result of the Chapter 11 Cases, the Company anticipates that the 'change in ownership' rules as defined by the Internal Revenue Code of 1986 will limit the Company's ability to utilize any remaining net operating loss carryforwards.

    At January 5, 2002 and January 4, 2003, prepaid expenses and other current assets includes current income taxes receivable of $19,500 (of which $3,200 relates to foreign entities) and $10,031 (of which $6,896 relates to foreign entities), respectively, and current liabilities include income taxes payable of $14,505 (of which $13,900 relates to foreign entities) and $28,420 (of which $18,371 relates to foreign entities), respectively.

NOTE 8 -- EMPLOYEE RETIREMENT PLANS

    The Company has a defined benefit pension plan, which covers substantially all full time domestic employees (the 'Pension Plan'). The Pension Benefit Plan is noncontributory and benefits are based upon years of service. The Company also has defined benefit health care and life insurance plans that provide postretirement benefits to retired employees and former directors ('Other Benefit Plans'). The Other Benefit Plans are, in most cases, contributory with retiree contributions adjusted annually.

    The components of net periodic benefit cost is as follows:

                                      PENSION BENEFIT PLAN                     OTHER BENEFIT PLANS
                                       FOR THE YEAR ENDED                       FOR THE YEAR ENDED
                             --------------------------------------   --------------------------------------
                             DECEMBER 30,   JANUARY 5,   JANUARY 4,   DECEMBER 30,   JANUARY 5,   JANUARY 4,
                                 2000          2002         2003          2000          2002         2003
                                 ----          ----         ----          ----          ----         ----
Service Cost...............    $  2,640      $ 2,658      $ 2,845        $ 143         $ 163        $ 223
Interest Cost..............       9,307        9,316        9,155          424           283          259
Expected return on plan
  assets...................     (11,252)      (9,645)      (8,797)       --            --           --
Amortization of prior
  service cost.............         (74)         (74)         (49)         (33)          (33)         (33)
Net actuarial gain
  (loss)...................      --              684        2,245         (263)         (133)        (107)
                               --------      -------      -------        -----         -----        -----
Net benefit cost...........    $    621      $ 2,939      $ 5,399        $ 271         $ 280        $ 342
                               --------      -------      -------        -----         -----        -----
                               --------      -------      -------        -----         -----        -----

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    A reconciliation of the balance of the benefit obligations is as follows:

                                                       PENSION BENEFIT PLAN       OTHER BENEFIT PLANS
                                                      -----------------------   -----------------------
                                                      JANUARY 5,   JANUARY 4,   JANUARY 5,   JANUARY 4,
                                                         2002         2003         2002         2003
                                                         ----         ----         ----         ----
Change in benefit obligations
    Benefit obligation at beginning of year.........   $126,676     $134,073      $5,296      $ 5,204
    Settlements.....................................     --           --           --          (1,899)
    Service cost....................................      2,658        2,845         163          223
    Interest cost...................................      9,316        9,155         283          259
    Change in actuarial assumptions.................      5,015       31,142        (233)       1,093
    Curtailment.....................................     --           (8,897)      --           --
    Benefits paid...................................     (9,592)      (9,785)       (305)        (255)
                                                       --------     --------      ------      -------
    Benefit obligation at end of year...............   $134,073     $158,533      $5,204      $ 4,625
                                                       --------     --------      ------      -------
                                                       --------     --------      ------      -------

    A reconciliation of the change in the fair value of plan assets is as follows:

                                                       PENSION BENEFIT PLAN       OTHER BENEFIT PLANS
                                                      -----------------------   -----------------------
                                                      JANUARY 5,   JANUARY 4,   JANUARY 5,   JANUARY 4,
                                                         2002         2003         2002         2003
                                                         ----         ----         ----         ----
    Fair value of plan assets at beginning of
      year..........................................   $104,249     $ 95,858     $ --         $ --
    Actual return on plan assets....................     (2,985)      (5,314)      --           --
    Employer's contributions........................      4,186        2,606         305          255
    Benefits paid...................................     (9,592)      (9,785)       (305)        (255)
                                                       --------     --------     -------      -------
    Fair value of plan assets at end of year........   $ 95,858     $ 83,365     $ --         $ --
                                                       --------     --------     -------      -------
                                                       --------     --------     -------      -------
    Funded status...................................   $(38,215)    $(75,168)    $(5,204)     $(4,625)
    Unrecognized prior service cost.................        (48)      --            (406)        (373)
    Unrecognized net actuarial (gain) loss..........     38,547       72,659      (3,588)        (991)
                                                       --------     --------     -------      -------
    Net amount recognized...........................   $    284     $ (2,509)    $(9,198)     $(5,989)
                                                       --------     --------     -------      -------
                                                       --------     --------     -------      -------

    Effective January 1, 2003 the Pension Plan was amended such that participants in the Pension Plan will not earn any additional pension benefits after December 31, 2002. The amendment to the Pension Plan resulted in a curtailment gain of $8,897 in the fourth quarter of Fiscal 2002. As a result of the curtailment, the Company's pension liability was reduced by $8,897. The curtailment gain reduced the unrecognized net actuarial (gain) loss component of the Company's accrued pension liability which was recorded in other comprehensive loss in the fourth quarter of Fiscal 2002. In addition, the Pension Plan was underfunded at January 5, 2002 and January 4, 2003, respectively. The Company will make cash contributions to the Pension Plan of approximately $9,320 in fiscal 2003 and approximately $27,704 over the next five years.

    Pension Plan assets include fixed income securities and marketable equity securities, including 673,100 shares of the Company's Old Common Stock, which had a fair market value of $37 and $2 at January 5, 2002 and January 4, 2003, respectively. The Company's Old Common Stock was cancelled on February 4, 2003 pursuant to the Plan. Holders of the Old Common Stock, including the Pension Plan did not receive any distribution under the terms of the Plan and as a result, the Pension Plan's investment in such Old Common Stock was written off in February 2003. The Company contributes to multi-employer defined benefit pension plans on behalf of union employees of two manufacturing facilities and a warehouse and distribution facility, which amounts are not significant for the periods presented. The Company closed the two manufacturing facilities in Fiscal 2002 and recorded a termination liability of $2,317 related to the multi-employer plans

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

associated with the closed plants during Fiscal 2002. The accrued liability of $2,317 is included in liabilities subject to compromise at January 4, 2003.

    The weighted-average assumptions used in the actuarial calculations were as follows:

                                              FISCAL   FISCAL   FISCAL    FISCAL
                                               2000     2001     2002    2003(A)
                                               ----     ----     ----    --------
Discount rate...............................  7.75%    7.25%    5.30%     5.30%
Expected return on plan assets..............  9.50%    9.50%    9.50%     7.00%
Rate of compensation increase...............  5.00%    5.00%    5.00%       N/A

---------

(a) The Company evaluated its assumptions related to the expected return on plan assets in the fourth quarter of Fiscal 2002 and revised the expected return on plan assets for future valuations to 7% effective with the Pension Plan's fiscal 2003 year. The rate of compensation increase is not applicable because no future benefits will be earned by Pension Plan participants.

    For measurement purposes, the weighted average annual assumed rate of increase in the per capita cost of covered benefits (health care cost trend rate) was 11.5% for 2002 and decreases by 0.5% each year from 2003 to 2014 to 5.5%. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                              ONE PERCENTAGE   ONE PERCENTAGE
                                                              POINT INCREASE   POINT DECREASE
                                                              --------------   --------------
Effect on total of service and interest cost components.....       $ 43            $ (37)
Effect on health care component of the accumulated
  post-retirement benefit obligation........................       $307            $(256)

    The Company also sponsors a defined contribution plan for substantially all of its domestic employees. Employees can contribute to the plan, on a pre-tax and after-tax basis, a percentage of their qualifying compensation up to the legal limits allowed. The Company contributes amounts equal to 15.0% of the first 6.0% of employee contributions to the defined contribution plan. The Company increased the Company's contribution to 35.0% of the first 6.0% of employee contributions effective January 1, 2003. The maximum Company contribution on behalf of any employee was $1.530, $1.530 and $1.800 for Fiscal 2000, Fiscal 2001 and Fiscal 2002, respectively. Employees vest in the Company contribution over four years. Company contributions to the defined contribution plan totaled $552, $483 and $377 for Fiscal 2000, 2001 and 2002, respectively.

NOTE 9 -- MARKETABLE SECURITIES

    During 1998 and 1999, the Company made investments, aggregating $7,650, to acquire an interest in InterWorld Corporation, a provider of E-Commerce software systems and other applications for electronic commerce sites. These investments were classified as available-for-sale securities and recorded at fair value based on quoted market prices at January 1, 2000. In the first quarter of Fiscal 2000, the Company sold its investment in InterWorld resulting in a realized pre-tax gain of $42,782 ($25,862 net of taxes), which is recorded as investment income.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 10 -- INVENTORIES

                                                          JANUARY 5,   JANUARY 4,
                                                             2002         2003
                                                             ----         ----
Finished goods..........................................   $375,956     $281,610
Work in process.........................................     47,325       51,792
Raw materials...........................................     45,718       45,682
                                                           --------     --------
                                                            468,999      379,084
Less: reserves..........................................     50,097       33,816
                                                           --------     --------
                                                           $418,902     $345,268
                                                           --------     --------
                                                           --------     --------

NOTE 11 -- PROPERTY, PLANT AND EQUIPMENT

                                                        JANUARY 5,   JANUARY 4,
                                                           2002         2003
                                                           ----         ----
Land and land improvements............................  $     573    $   1,223
Building and building improvements....................     70,428       51,513
Furniture and fixtures................................    102,833      101,861
Machinery and equipment...............................     76,711       73,104
Computer hardware and software........................    169,811      169,194
Construction in progress..............................      1,101          435
                                                        ---------    ---------
                                                        $ 421,457    $ 397,330
Less: Accumulated depreciation and amortization.......   (209,328)    (240,618)
                                                        ---------    ---------
Property, plant and equipment, net....................  $ 212,129    $ 156,712
                                                        ---------    ---------
                                                        ---------    ---------

NOTE 12 -- INTANGIBLE ASSETS AND GOODWILL

    Prior to the adoption of SFAS 142, the Company reviewed any potential impairment of long-lived assets when changes in circumstances, which include, but are not limited to, the historical and projected operating performance of business operations, specific industry trends and general economic conditions, indicated that the carrying value of business specific intangibles or goodwill may not be recoverable. Under these circumstances, the Company estimates future undiscounted cash flows as a basis for determining any impairment loss. If undiscounted cash flows are less than the carrying amount of the asset then impairment charges are recorded to adjust the carrying value of long-lived assets to the estimated fair value. The Company recorded an impairment charge of $101,772 for the write-off of goodwill related to Bodyslimmers, CK Kids and ABS of $96,171 and the write-off of certain other intangible assets of $5,601 in the fourth quarter of Fiscal 2001.

    In June 2001, the FASB issued SFAS 142, Goodwill and Other Intangible Assets. SFAS 142 eliminates the amortization of goodwill and certain other intangible assets with indefinite lives and was effective for the Company's 2002 fiscal year. SFAS 142 requires that indefinite lived intangible assets be tested for impairment at least annually. Intangible assets with finite useful lives are to be amortized over their useful lives and reviewed for impairment in accordance with SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets.

    As of January 5, 2002, the Company had intangible assets with indefinite useful lives and goodwill net of accumulated amortization of approximately $940,065. The Intimate Apparel Group's intangible assets consisted of goodwill of $136,960 and indefinite lived intangible assets (primarily owned trademarks) of $64,992. The Sportswear Group and and Swimwear Group's intangible assets

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

consisted of goodwill of $551,864 and indefinite lived intangible assets (primarily owned trademarks and license rights for periods exceeding forty years) of $172,683. The Retail Stores Group had intangible assets consisting of goodwill of $3,616 (subsequently written-off in connection with the sale of Penhaligon's). The Company also had other indefinite lived intangible assets consisting of owned trademarks of $9,950. In addition, the Sportswear Group had finite lived intangible assets consisting of certain license rights of $6,316 net of accumulated amortization.

    Under the provisions of SFAS 142, goodwill is deemed potentially impaired if the net book value of a business reporting unit exceeds the fair value of that business reporting unit. As of January 5, 2002, the Company had incurred losses in each of its previous two fiscal years and had filed bankruptcy on June 11, 2001. As a result the Company's 'Business Enterprise Value' ('BEV') decreased. Intangible assets are deemed impaired if the carrying amount exceeds the fair value of the assets. The Company obtained an independent appraisal of its BEV in connection with the preparation of the Plan. The independent appraiser considered the future earnings of the reorganized Company and other factors related to the Plan. The Company allocated the appraised BEV to its various reporting units and determined that the value of certain of the Company's intangible assets and goodwill were impaired. As a result, the Company recorded a charge of $801,622 net of income tax benefit of $53,513 as a cumulative effect of a change in accounting from the adoption of SFAS 142 on January 6, 2002. The income tax benefit of $53,513 includes a tax benefit of $81,657 relating to tax deductible goodwill of $206,811 offset by an increase in valuation allowance of $28,144 on the Company's deferred tax asset resulting from the adoption of SFAS
142. The remaining value of intangible assets with indefinite useful lives after the adoption of SFAS 142 is $81,305. The Intimate Apparel Group has indefinite lived intangible assets of $52,037 related to certain owned trademarks. The Sportswear Group has indefinite lived intangible assets of $19,327 related to certain licensed trademarks. The Company also has other indefinite lived intangible assets of $9,941 related to certain owned trademarks. The Retail Stores Group had goodwill of $3,616 (subsequently written-off in connection with the sale of Penhaligon's). In addition, the Sportswear Group, as of January 5, 2002 and January 4, 2003 had finite lived intangible assets of $6,316 and $5,522, net of accumulated amortization of $2,712 and $2,494, respectively, with a remaining useful life of six years as of January 4, 2003 related to certain licensed trademarks. Future amortization expense of finite lived intangible assets will be approximately $925 per year through 2008.

    Amortization expense related to goodwill and intangible assets, included in selling, general and administrative expenses was, $39,931, $36,928 and $922 for Fiscal 2000, Fiscal 2001 and Fiscal 2002, respectively. Net loss for Fiscal 2000 and Fiscal 2001, assuming SFAS No. 142 had been adopted effective January 1, 2000 is as follows:

                                                       FISCAL YEAR ENDED
                                                   -------------------------
                                                   DECEMBER 30,   JANUARY 5,
                                                       2000          2002
                                                       ----          ----
Net loss -- as reported..........................   $(389,971)    $(861,153)
Decrease in amortization expense.................      39,009        36,006
                                                    ---------     ---------
Net loss -- as adjusted..........................   $(350,962)    $(825,147)
                                                    ---------     ---------
                                                    ---------     ---------
Basic and diluted loss per weighted average share
  outstanding:
    As reported..................................   $   (7.39)    $  (16.28)
                                                    ---------     ---------
                                                    ---------     ---------
    As adjusted..................................   $   (6.65)    $  (15.59)
                                                    ---------     ---------
                                                    ---------     ---------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    Deferred financing costs, net of accumulated amortization, were $8,971 and $463 as of January 5, 2002 and January 4, 2003, respectively. Deferred financing costs relating to pre-petition debt of the Company were written-off as of the Petition Date resulting in a charge to reorganization items of $34,599 in the second quarter of Fiscal 2001. Other assets of $11,612 at January 5, 2002 and $2,800 at January 4, 2003 include long-term investments, other non-current assets and deposits. The Company reviews other long-term assets for potential impairment, annually or when circumstances indicate that a long-term asset may be impaired. As a result of this review, in the fourth quarter of Fiscal 2001, the Company wrote down the carrying amount of certain barter credits by $30,734 to $2,006 based upon the Company's plans to utilize such credits in the future. Barter credits included in other assets amounted to $2,006 and $683 as of January 5, 2002 and January 4, 2003, respectively.

NOTE 13 -- ACCUMULATED OTHER COMPREHENSIVE LOSS

    The components of accumulated other comprehensive loss as of December 30, 2000, January 5, 2002 and January 4, 2003 are summarized below:

                                                               FOR THE YEAR ENDED
                                                    -----------------------------------------
                                                    DECEMBER 30,   JANUARY 5,      JANUARY 4,
                                                        2000          2002            2003
                                                        ----          ----            ----
Foreign currency translation adjustments..........    $(18,707)     $(20,561)       $(20,408)
Unfunded minimum pension liability................     (14,648)      (32,494)        (72,659)
Unrealized holding (loss) gain -- net.............        (395)           39            (156)
                                                      --------      --------        --------
Total accumulated other comprehensive loss........    $(33,750)     $(53,016)       $(93,223)
                                                      --------      --------        --------
                                                      --------      --------        --------

NOTE 14 -- DEBT

                                                  JANUARY 5,    JANUARY 4,
                                                     2002         2003(A)
                                                     ----         -------
Amended DIP.....................................  $   155,915   $   --
GECC lease settlement (b).......................      --              5,603
$600 million term loan..........................      587,548       584,824
Revolving credit facilities.....................    1,018,719     1,013,995
Term loan agreements............................       27,161        27,034
Capital lease obligations.......................        5,582         2,679
Foreign credit facilities (c)...................      143,439       146,958
Equity Agreement Notes (d)......................       56,677        56,506
                                                  -----------   -----------
                                                    1,995,041     1,837,599
Current portion.................................     (158,026)       (5,765)
Reclassified to liabilities subject to
  compromise....................................   (1,834,808)   (1,830,582)
                                                  -----------   -----------
    Total long-term debt........................  $     2,207   $     1,252
                                                  -----------   -----------
                                                  -----------   -----------

---------

(a) The reduction in pre-petition credit facilities primarily reflects the pro-rata repayment of certain amounts from the proceeds generated from the sale of GJM and Penhaligon's and certain other assets.

(b) Represents amounts due pursuant to the GECC lease settlement, net of payments made through January 4, 2003.

                                              (footnotes continued on next page)

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(footnotes continued from previous page)

(c) Includes the impact of fluctuations in foreign currency exchange rates.

(d) Interest bearing notes payable to certain banks related to the settlement of equity forward purchase agreements
     ('Equity Agreements') entered into in connection with the Company's stock repurchase program.

    Total debt does not include pre-petition trade drafts outstanding as of January 5, 2002 and January 4, 2003 of $351,367 and $349,737, respectively, that are included in liabilities subject to compromise.

DEBTOR-IN-POSSESSION FINANCING

    On June 11, 2001, the Company entered into a Debtor-In-Possession Financing Agreement ('DIP') with a group of banks, which was approved by the Bankruptcy Court in an interim amount of $375,000. On July 9, 2001, the Bankruptcy Court approved an increase in the amount of borrowing available to the Company to $600,000. The DIP was subsequently amended on August 27, 2001, December 27, 2001, February 5, 2002 and May 15, 2002. In addition, certain extensions were granted under the DIP on April 12, 2002, June 19, 2002, July 18, 2002,
August 22, 2002 and September 30, 2002 (the DIP, subsequent to such extensions and amendments, is referred to as the 'Amended DIP'). The amendments and extensions, among other things, amended certain definitions and covenants, permitted the sale of certain of the Company's assets and businesses, extended deadlines with respect to certain asset sales and filing requirements with respect to a plan of reorganization and reduced the size of the facility to reflect the Debtor's revised business plan. The Amended DIP (when originally executed) provided for a $375,000 non-amortizing revolving credit facility (which includes a letter of credit facility of up to $200,000) ('Tranche A') and a $225,000 revolving credit facility ('Tranche B'). On December 27, 2001 the Tranche B commitment was reduced to $100,000. On April 19, 2002, the Company voluntarily elected to eliminate Tranche B based upon its determination that the Company's liquidity position had improved significantly since the Petition Date and Tranche B would not be needed to fund the Company's on-going operations. On May 28, 2002, the Company voluntarily reduced the amount of borrowing available to the Company under the Amended DIP to $325,000. On October 8, 2002, the Company voluntarily reduced the amount of borrowing available to the Company under the Amended DIP to $275,000. Borrowing under the Amended DIP bore interest at either the London Inter Bank Offering Rate (LIBOR) plus 2.75% (approximately 4.25% at January 4, 2003) or at the Citibank N.A. Base Rate plus 1.75% (6.5% at January 4, 2003). The Amended DIP contained restrictive covenants which required the Company to achieve $70,800 of earnings before interest, income taxes, depreciation, amortization and restructuring charges, as defined ('EBITDAR') and limited capital expenditures. As of January 4, 2003, the Company was in compliance with all of the covenants under the Amended DIP.

    All outstanding borrowings under the Amended DIP had been repaid as of January 4, 2003. Loans outstanding under the Amended DIP at January 5, 2002 and January 4, 2003 were $155,915 and $0, respectively with a weighted average interest rate of 4.8% for Fiscal 2001. In addition, the Company had stand-by and documentary letters of credit outstanding under the Amended DIP at January 5, 2002 and January 4, 2003 of approximately $60,031 and $60,672, respectively. The total amount of additional credit available to the Company at January 5, 2002 and January 4, 2003 was $159,054 and $160,906, respectively. In addition, at January 4, 2003, the Company had approximately $94,059 of excess cash available as collateral against outstanding stand-by and trade letters of credit.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    The Amended DIP was secured by substantially all of the domestic assets of the Company. The Amended DIP terminated on the Effective Date and was replaced by the Exit Financing Facility.

GECC SETTLEMENT

    On June 12, 2002, the Bankruptcy Court approved the Company's settlement of certain operating lease agreements with General Electric Capital Corporation ('GECC'). The leases had original terms from three to seven years and were secured by certain equipment, machinery, furniture, fixtures and other assets. GECC's claims under the leases totaled approximately $51,152. Under the terms of the settlement agreement GECC will receive $15,200 payable as follows:
(i) prior to the Effective Date of the Plan, the Company paid GECC monthly installments of $550; and (ii) after the Effective Date, the Company is obligated to pay GECC monthly installments of $750 until the balance is paid in full. Through June 12, 2002, the Company had paid GECC $5,500 of the $15,200. The present value of the remaining cash payments to GECC under the settlement agreement of $5,603 as of January 4, 2003 are included in the current portion of long-term debt not subject to compromise. The remaining amount of the GECC claim of approximately $35,952 is included in liabilities subject to compromise as of January 4, 2003. The Company had recorded accrued liabilities related to the GECC leases of approximately $13,045 prior to the settlement and recorded approximately $22,907 as reorganization items in Fiscal 2002. GECC retains a perfected security interest in the leased assets equal to the outstanding cash settlement payments due under the settlement agreement until all such amounts are paid. Lease expenses related to the GECC leases was $18,011, $16,504 and $8,228 for Fiscal 2000, 2001 and 2002, respectively.

    The assets acquired pursuant to the terms of the settlement agreement were recorded at their estimated fair value, which was estimated to be equal to the present value of payments due to GECC under the terms of the settlement agreement. Such assets are being depreciated using the straight-line method over their estimated remaining useful lives of two to four years.

PRE-PETITION DEBT

    The Company was in default of substantially all of its U.S. pre-petition credit agreements as of January 4, 2003. All pre-petition debt of the Debtors has been classified as liabilities subject to compromise in the consolidated balance sheet at January 4, 2003 and January 5, 2002. In addition, the Company stopped accruing interest on all domestic pre-petition credit facilities and outstanding balances on June 11, 2001. The Company continued to accrue interest on certain foreign credit agreements that are subject to standstill and inter-creditor agreements. Such interest of approximately $14,844 was paid pursuant to the Plan on February 4, 2003. Such interest is included in liabilities subject to compromise at January 4, 2003. A brief description of each pre-petition credit facility and the terms thereof is included below.

    A brief description of each pre-petition credit facility and its terms is included below.

    AMENDMENT AGREEMENT

    On October 6, 2000, the Company and the lenders under its credit facilities entered into an Amendment, Modification, Restatement and General Provisions Agreement (the 'Amendment Agreement') and an Inter-creditor Agreement. Pursuant to the Amendment Agreement, the Company's credit facilities were modified so that each contained identical representations and warranties, covenants, mandatory prepayment obligations and events of default. The Amendment Agreement also amended uncommitted credit facilities and those which matured prior to

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

August 12, 2002 so that they would mature on August 12, 2002 (maturity dates of the credit facilities due after August 12, 2002 were unaffected).

    The Amendment Agreement made the margins added to a base rate or Eurodollar rate loan uniform under the credit facilities with such rate determined according to the debt rating of the Company. As of December 30, 2000, the applicable margin for base rate advances under the credit facilities was 2.5% and the applicable margin for Eurodollar rate advances under the credit facilities was 3.5%. The Amendment Agreement also made the fee charged based on the letters of credit outstanding and a commitment fee charged based on the undrawn amount of the credit facilities consistent across the credit facilities. Both of these fees also varied according to the Company's debt rating.

    As part of the signing of the Amendment Agreement, obligations under each of the credit facilities were guaranteed by the Company and by all of its domestic subsidiaries. Additionally, on a limited basis, several foreign subsidiaries cross guaranteed the foreign obligations. The Company and each of such entities have granted liens on substantially all of their assets to secure these obligations. As a result of the Amendment Agreement, as of December 30, 2000, the Company had committed to credit facilities in an aggregate amount of $2,609,000, all of which were to mature on or after August 12, 2002 with substantially no debt amortization until then. All obligations under the Amendment Agreement were in default under the Chapter 11 Cases. The Company did not accrue interest on these obligations since the Petition Date, except for interest on certain foreign credit agreements, as previously noted. Creditors under the Amendment Agreement were considered secured creditors in the Chapter 11 Cases, and as such, in accordance with applicable bankruptcy law, received a higher priority than other classes of creditors. Amounts outstanding under the Amendment Agreement, not including accrued interest, at January 5, 2002 and January 4, 2003 were approximately $2,184,911, including trade drafts of $351,367, and $2,179,054, including trade drafts of $349,737 respectively. The Company has classified these obligations as liabilities subject to compromise. The Amendment Agreement and Amended DIP required that the proceeds from certain asset sales be used to repay amounts outstanding under the Company's pre-petition debt agreements. Such repayments were approximately $14,500 in Fiscal 2002.

    $600,000 REVOLVING CREDIT FACILITY

    The Company was the borrower under a $600,000 Revolving Credit Facility, which included a $100,000 sub-facility available for letters of credit. This facility was scheduled to expire on August 12, 2002 in accordance with the terms of the Amended and Restated Credit Agreement, dated November 17, 1999, which governed the facility. Amounts borrowed under this facility were borrowed at either base rate or at an interest rate based on the Eurodollar rate plus a margin determined under the Amendment Agreement. As of January 5, 2002 and January 4, 2003, $595,119 and $592,359, respectively, was outstanding under this facility, all of which is included in liabilities subject to compromise.

    $450,000 REVOLVING CREDIT FACILITY

    The Company was also a borrower under a $450,000 Revolving Credit Facility, which was reduced to $423,600 under the Amendment Agreement. The credit agreement governing this facility, dated November 17, 1999, provided that the term of the facility will expire on November 17, 2004. Amounts borrowed under this facility were subject to interest at a base rate or at an interest rate based on the Eurodollar rate plus a margin determined under the Amendment Agreement. As of January 5, 2002, and January 4, 2003, $423,600 and $421,636,

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

respectively, was outstanding under this facility, all of which is included in liabilities subject to compromise.

    $587,548 TERM LOAN

    The Company was a borrower under a $600,000 Term Loan, dated November 17, 1999, which was reduced to approximately $587,548 under the Amendment Agreement. The maturity of this loan was also extended until August 12, 2002 in connection with the Amendment Agreement. Amounts borrowed under this facility were subject to interest at a base rate or an interest rate based on the Eurodollar rate plus a margin determined under the Amendment Agreement. As of January 5, 2002 and January 4, 2003, $587,548 and $584,824, respectively, was outstanding under this facility all of which is included in liabilities subject to compromise.

    FRENCH FRANC FACILITIES

    The Company and its subsidiaries entered into French Franc facilities in July and August 1996 relating to its acquisition of Lejaby. These facilities, which were amended in April 1998 and in August and November 1999, included a term loan facility in an original amount of 370 million French Francs and a revolving credit facility of 480 million French Francs, which was reduced to
441.6 million French Francs pursuant to the Amendment Agreement. Amounts borrowed under these facilities were subject to interest at an interest rate based on the Eurodollar rate plus a margin determined under the Amendment Agreement. Beginning in July 1997, the Company began repaying the term loan in annual installments, with a final installment due on December 31, 2001. In conjunction with the Amendment Agreement the annual installments were eliminated and the maturity of the loan was extended to August 12, 2002. The revolving portion of this facility provided for multi-currency revolving loans to be made to the Company and a number of its European subsidiaries. As of January 5, 2002 and January 4, 2003, the total amount outstanding under these facilities was $59,545 and $55,424 equivalent, respectively, all of which is included in liabilities subject to compromise.

    $400,000 TRADE CREDIT FACILITY

    On October 6, 2000, in conjunction with signing the Amendment Agreement, the Company entered into a new $400,000 Trade Credit Facility which provided commercial letters of credit for the purchase of inventory from suppliers and offered the Company extended terms for periods of up to 180 days ('Trade Drafts'). Amounts drawn under this facility were subject to interest at an interest rate based on the Eurodollar rate plus a margin determined under the Amendment Agreement. The Company classified the 180-day Trade Drafts in trade accounts payable. At January 5, 2002 and January 4, 2003, the Company had approximately $351,367 and $349,737, respectively of Trade Drafts outstanding under this facility, all of which is included in liabilities subject to compromise.

    OTHER FACILITIES

    In July 1998, the Company entered into a term loan agreement with a member of its existing bank group. This loan was due to be repaid in equal installments with a final maturity date of July 4, 2002. Amounts outstanding under this agreement as of January 5, 2002 and January 4, 2003 were $27,161 and $27,034, respectively, and are included in liabilities subject to compromise.

    The Company issued $40,372 of notes in conjunction with the amendment of its Equity Agreements with two of its banks. Amounts borrowed under these notes were subject to interest

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

at a rate based on the Eurodollar rate plus a margin determined under the Amendment Agreement. These notes were to mature on August 12, 2002. As of January 5, 2002 and January 4, 2003, the total amount outstanding under the Equity Agreements, including Equity Adjustments was $56,677 and $56,506, respectively. Loans related to the Equity Agreements outstanding are included in liabilities subject to compromise.

    FOREIGN CREDIT FACILITIES

    The Company and certain of its foreign subsidiaries entered into credit agreements that provided for revolving lines of credit and issuance of letters of credit ('Foreign Credit Facilities'). At January 5, 2002 and January 4, 2003, the total outstanding amounts of the Foreign Credit Facilities were approximately $83,894 equivalent and $91,534 equivalent, respectively. The increase in the Foreign Credit Facilities outstanding balance from the end of Fiscal 2001 to the end of Fiscal 2002 reflects unfavorable exchange rate movement in the Euro, Pound Sterling and Canadian dollar compared to the United States dollar. The foreign subsidiaries were not parties to the Chapter 11 Cases. The Foreign Credit Facilities are subject to standstill and inter-creditor agreements. The Company recorded interest expense of $4,110 and $9,833 in Fiscal 2001 and Fiscal 2002, respectively, on certain of these foreign credit facilities. The Plan required the payment of such interest and, as a result, the Company repaid the outstanding principal amount and accrued interest totaling $106,112 pursuant to the terms of the Plan on February 4, 2003.

RESTRICTIVE COVENANTS -- AMENDMENT AGREEMENT

    Pursuant to the terms of the Amendment Agreement, the Company was required to maintain certain financial ratios and was prohibited from paying dividends. On March 29, 2001, lenders under the Amendment Agreement waived compliance with the financial ratios until April 16, 2001. On April 13, 2001, the lenders extended this waiver until May 16, 2001 and on May 16, 2001, the lenders extended the waiver to June 15, 2001. The Company filed for protection under Chapter 11 of the Bankruptcy Code on June 11, 2001.

RESTRICTIVE COVENANTS -- AMENDED DIP

    The Amended DIP contained financial and restrictive covenants that, among other things, required the Company to achieve a minimum level of EBITDAR, as defined, restricted the amount of capital expenditures the Company could incur and prohibited the Company from incurring additional indebtedness and paying dividends. As of January 5, 2002 and January 4, 2003, the Company was in compliance with all covenants of the Amended DIP.

LEASE REJECTIONS

    The Company has entered into operating lease agreements for manufacturing, distribution and administrative facilities and retail stores. The Company has provided approximately $20,600 and $32,389 for the estimated total amount of claims the Company expected to receive related to rejected leases as of January 5, 2002 and January 4, 2003, respectively. In addition, the Company has entered into operating leases for equipment and other assets and has accepted certain lease agreements pursuant to the Plan.

INTEREST RATE SWAPS

    As of December 30, 2000, the Company had four interest rate swap agreements in place which were used to convert variable interest rate borrowings of $329,500 to fixed interest rates.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

The counter-parties to all of the Company's interest rate swap agreements were banks who were lenders in the Company's bank credit agreements. The fair value of these swaps based on quoted market prices at December 30, 2000 was $512 less than the carrying amount. Due to the Chapter 11 Cases, the Company's outstanding swap agreement maturing in June 2006 were cancelled as of the Petition Date resulting in a loss $420 in Fiscal 2001.

    The Company's agreements in place as of January 1, 2000 in the amounts of $75,000, $210,000, $150,000 and $250,000 were terminated in March 2000 for a cash gain of $26,076, which was being amortized over the life of the agreements. Unamortized deferred swap income of $21,744 was reclassified to other comprehensive income as a transition adjustment upon the adoption of SFAS 133 in the first quarter of Fiscal 2001. In conjunction with the Chapter 11 Cases, the Company suspended interest payments on the outstanding debt obligations of the Debtors, and as a result, realized the deferred income as of the Petition Date. The unamortized amount of $18,887 was included in reorganization items for the year ended January 5, 2002.

    Differences between the fixed interest rate on each swap and the one-month or three-month LIBOR rate were settled at least quarterly between the Company and each counter-party. Pursuant to its interest rate swap agreements, the Company made payments totaling $372 in the year ended December 30, 2000 (none in Fiscal 2001 and Fiscal 2002).

NOTE 15 -- LIABILITIES SUBJECT TO COMPROMISE

    The principal categories of obligations classified as liabilities subject to compromise are identified below. The amounts set forth below may vary significantly from the stated amounts of proofs of claim as filed with the Bankruptcy Court and may be subject to future adjustments depending on the final settlement of certain unsecured pre-petition obligations prior to the final distributions of shares of New Common Stock to unsecured creditors. The Company expects to make such final distributions in April 2003. The following summarizes the amount of liabilities subject to compromise:

                                                                FISCAL YEARS ENDED
                                                              -----------------------
                                                              JANUARY 5,   JANUARY 4,
                                                                 2002         2003
                                                                 ----         ----
Current liabilities:
    Accounts payable(a).....................................  $  386,711   $  385,931
    Accrued liabilities, including unsecured GECC claim.....      66,070      128,567
Debt:
    $600 million term loan(b)...............................     587,548      584,824
    Revolving credit facilities(b)..........................   1,018,719    1,013,995
    Term loan agreements(b).................................      27,161       27,034
    Capital lease obligations...............................       1,265        1,265
    Foreign credit facilities(b)............................     143,439      146,958
    Equity Agreement Notes(b)...............................      56,677       56,506
    Company-obligated mandatorily redeemable convertible
      preferred securities..................................     120,000      120,000
    Other liabilities.......................................      27,485       21,002
                                                              ----------   ----------
                                                              $2,435,075   $2,486,082
                                                              ----------   ----------
                                                              ----------   ----------

---------

(a) Accounts payable includes $351,367 and $349,737 of trade drafts payable at January 5, 2002 and January 4, 2003, respectively. As a result of the Chapter 11 Cases, no principal or interest payments were made on unsecured pre-petition debt.

(b) Changes due to pro-rata repayments and fluctuations in foreign currency exchange rates.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 16 -- COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES

    In 1996, Designer Holdings, Ltd. ('Designer Holdings') issued 2.4 million Company-obligated mandatorily redeemable convertible preferred securities of a wholly owned subsidiary (the 'Preferred Securities') for aggregate gross proceeds of $120,000. The Preferred Securities represented preferred undivided beneficial interests in the assets of Designer Finance Trust ('Trust'), a statutory business trust formed under the laws of the State of Delaware in 1996. Designer Holdings owned all of the common securities representing undivided beneficial interests of the assets of the Trust. Accordingly, the Trust is included in the consolidated financial statements of the Company. The Trust exists for the sole purpose of (i) issuing the Preferred Securities and common securities (together with the Preferred Securities, the 'Trust Securities'),
(ii) investing the gross proceeds of the Trust Securities in 6% Convertible Subordinated Debentures of Designer Holdings due 2016 ('Convertible Debentures') and (iii) engaging in only those other activities necessary or incidental thereto. The Company indirectly owns 100% of the voting common securities of the Trust, which is equal to 3% of the Trust's total capital.

    Each Preferred Security was convertible at the option of the holder thereof into 0.6888 of a share of Old Common Stock of the Company, or 1,653,177 shares of the Company's Old Common Stock in the aggregate, at an effective conversion price of $72.59 per share of Old Common Stock, subject to adjustments in certain circumstances.

    The holders of the Preferred Securities were entitled to receive cumulative cash distributions at an annual rate of 6% of the liquidation amount of $50.00 per Preferred Security, payable quarterly in arrears. The distribution rate and payment dates correspond to the interest rate and interest payment dates on the Convertible Debentures, which were the sole assets of the Trust. As a result of the acquisition of Designer Holdings by the Company, the Preferred Securities were adjusted to their estimated fair value at the date of acquisition of $100,500, resulting in a decrease in their recorded value of approximately $19,500. This decrease was being amortized, using the effective interest rate method to maturity of the Preferred Securities. Such distributions and accretion to redeemable value were included in interest expense. As of the Petition Date the Company suspended payments due under the Convertible Debentures and wrote off the original issue discount related to the Convertible Debentures and the related bond issue costs, net of accumulated amortization, as of the Petition Date totaling $21,411. This amount is included in reorganization items and the nominal value of the Convertible Debentures of $120,000 is included in liabilities subject to compromise as of January 5, 2002 and January 4, 2003.

    The Company had the right to defer payments of interest on the Convertible Debentures and distributions on the Preferred Securities for up to twenty consecutive quarters (five years), provided such deferral did not extend past the maturity date of the Convertible Debentures. Upon the payment, in full, of such deferred interest and distributions, the Company may defer such payments for additional five-year periods. The Company deferred the interest payments under these instruments that were due on December 31, 2000 and March 31, 2001. The deferred interest and distributions through the Petition Date amounting to $4,975 are included in liabilities subject to compromise at January 5, 2002 and January 4, 2003.

    The Preferred Securities were mandatorily redeemable upon the maturity of the Convertible Debentures on December 31, 2016, or earlier to the extent of any redemption by the Company of any Convertible Debenture, at a redemption price of $50.00 per share plus accrued and unpaid distributions to the date fixed for redemption. In addition, there are certain circumstances wherein the Trust will be dissolved, with the result that the Convertible Debentures will be distributed pro-rata to the holders of the Trust Securities.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    The Company guaranteed, on a subordinated basis, distributions and other payments due on the Preferred Securities ('Guarantee'). In addition, the Company entered into a supplemental indenture pursuant to which it has assumed, as a joint and several obligor with Designer Holdings, liability for the payment of principal, premium, if any, and interest on the Convertible Debentures, as well as the obligation to deliver shares of Old Common Stock, par value $.01 per share, of the Company upon conversion of the Preferred Securities as described above. The claims of the holders of the Convertible Debentures are subordinate to the secured creditors and other preferred creditors under the Chapter 11 Cases and are structurally subordinated to general unsecured claims. Holders of the Convertible Debentures received 268,200 shares of New Common Stock on February 4, 2003, pursuant to the terms of the Plan.

    The following is summarized financial information of Designer Holdings and its subsidiaries as of January 5, 2002 and January 4, 2003 and for each of the three fiscal years in the period ended January 4, 2003.

                                                              JANUARY 5,   JANUARY 4,
                                                                 2002         2003
                                                                 ----         ----
Current assets..............................................   $ 96,536     $ 70,605
Non-current assets..........................................    421,955      111,117
Current liabilities.........................................     24,684       25,335
Non-current liabilities.....................................     39,562       --
Liabilities subject to compromise:
    Current liabilities.....................................      8,564        8,595
    Redeemable preferred securities.........................    120,000      120,000
Stockholder's equity........................................    325,681       27,792

                                              FOR THE YEAR       FOR THE YEAR       FOR THE YEAR
                                                  ENDED              ENDED             ENDED
                                              DECEMBER 30,        JANUARY 5,         JANUARY 4,
                                                 2000(a)            2002(a)           2003(a)
                                                 -------            -------           -------
Net revenues................................    $481,835           $287,655          $ 282,861
Cost of goods sold..........................     374,221            236,675            214,757
Net loss....................................     (43,171)(b)        (97,129)(b)       (297,889)(b),(c)

---------

(a) Excludes Retail Store Group net revenues of $72,456, $53,146 and $31,063 for Fiscal 2000, 2001 and Fiscal 2002, respectively, and cost of goods sold of $49,025, $38,643 and $17,238 for Fiscal 2000, Fiscal 2001 and Fiscal 2002, respectively. As a result of the integration of Designer Holdings into the operations of the Company, net income associated with these revenues cannot be separately identified. Excludes special charges of $18,074 in Fiscal 2000 as described in Note 5.

(b)  Net loss includes a charge of $54,752, $38,842 and $16,702 of general corporate expenses for Fiscal 2000, Fiscal 2001 and Fiscal 2002, respectively.

(c) Includes the cumulative effect of a change in accounting policy of $294,497 in Fiscal 2002 related to the adoption of SFAS No. 142.

NOTE 17 -- STOCKHOLDERS' DEFICIENCY

    Total dividends declared during Fiscal 2000 was $12,958 ($0.27 per share). In December 2000, the Company suspended payment of its quarterly cash dividend. The Amended DIP and the Exit Financing Facility prohibits the Company from the paying dividends or making distributions to the holders of common stock.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    The Company has 10,000,000 shares of authorized and unissued preferred stock with a par value of $0.01 per share.

    In August 1999, the Board of Directors of the Company adopted a rights agreement (the 'Old Rights Agreement'). Under the terms of the Old Rights Agreement, the Company declared a dividend distribution of one right for each outstanding share of Old Common Stock to stockholders of record on August 31, 1999. Each right entitled the holder to purchase from the Company a unit consisting of one one-thousandth of a Series A Junior Participating Preferred Stock, par value $.01 per share, at a purchase price of $100 per unit. The rights only became exercisable, if not redeemed, ten days after a person or group has acquired 15% or more of the Company's Old Common Stock or the announcement of a tender offer that would result in a person or group acquiring 15% or more of the Old Common Stock. The Old Rights Agreement expired on February 4, 2003 in conjunction with the consummation of the Plan.

    On the Effective Date, pursuant to the Plan and a rights agreement (the 'New Rights Agreement'), the Company distributed one Right (a 'Right') for each outstanding share of Company New Common Stock to stockholders of record at the Effective Date and authorized the issuance of one Right for each share of New Common Stock issued thereafter and prior to the Distribution Date (as defined in the New Rights Agreement). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share (a 'Unit') of Series A Preferred Stock, par value $0.01 per share, at a purchase price of $45.00 per Unit, subject to adjustment. Subject to the terms and conditions of the New Rights Agreement, if not earlier redeemed upon the approval of the holders of 55% of the New Common Stock, the Rights only become exercisable upon the occurrence of certain events as set forth in the New Rights Agreement.

    The plans described below relate to Old Common Stock that was cancelled in connection with the Plan.

STOCK COMPENSATION PLANS

    The Board of Directors and Compensation Committee thereof are responsible for administration of the Company's compensation plans and determine, subject to the provisions of the plans, the number of shares to be issued, the terms of awards, the sale or exercise price, the number of shares awarded and the rate at which awards vest or become exercisable. A summary of option and other stock awards outstanding under the Company's various stock compensation plans as of January 4, 2003 are summarized below. All such options and the related stock were cancelled in connection with the Plan.

1988 EMPLOYEE STOCK PURCHASE PLAN

    In 1988, the Company adopted the 1988 Employee Stock Purchase Plan ('Stock Purchase Plan'), which provides for sales of up to 4,800,000 shares of Old Common Stock of the Company to certain key employees. At December 31, 2000, January 5, 2002 and January 4, 2003, 4,521,300 shares were issued and outstanding pursuant to grants under the Stock Purchase Plan. All shares were sold at amounts determined to be equal to the fair market value.

1991 STOCK OPTION PLAN

    In 1991, the Company established The Warnaco Group, Inc. 1991 Stock Option Plan ('Option Plan') and authorized the issuance of up to 1,500,000 shares of Old Common Stock pursuant to incentive and non-qualified option grants to be made under the Option Plan. The exercise price on

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

any stock option award may not be less than the fair market value of the Company's Common Stock at the date of the grant. The Option Plan limits the amount of qualified stock options that may become exercisable by any individual during a calendar year. Options generally expire ten years from the date of grant and vest ratably over four years.

1993 STOCK PLAN

    On May 14, 1993, the stockholders approved the adoption of The Warnaco Group, Inc. 1993 Stock Plan ('Stock Plan') which provided for the issuance of up to 2,000,000 shares of Old Common Stock of the Company through awards of stock options, stock appreciation rights, performance awards, restricted stock units and stock unit awards. On May 12, 1994, the stockholders approved an amendment to the Stock Plan whereby the number of shares issuable under the Stock Plan was to be automatically increased each year by 3% of the number of outstanding shares of Old Common Stock of the Company as of the beginning of each fiscal year. The exercise price of any stock option award may not be less than the fair market value of the Old Common Stock at the date of the grant. Options generally expire ten years from the date of grant and vest ratably over four years.

    In accordance with the provisions of the Stock Plan, the Company granted 190,680 shares of restricted stock to certain employees, including certain officers of the Company, during the fiscal year ended January 1, 2000. During Fiscal 2000, 2001 and 2002, there were no restricted stock grants. The restricted shares vest over four years. The fair market value of the restricted shares was $5,458 at the date of grant. The Company recognizes compensation expense equal to the fair value of the restricted shares over the vesting period. Compensation expense for the 2000, 2001 and 2002 fiscal years was $4,643, $1,999 and $258, respectively. During Fiscal 2000, there were no restricted shares cancelled. During Fiscal 2001, 119,250 unvested restricted shares were cancelled and the unearned stock compensation of $3,929 was reversed in stockholders' equity (deficiency). During Fiscal 2002, 4,000 unvested restricted shares were cancelled and the unearned stock compensation of $115 was reversed in stockholders' deficiency. Unearned stock compensation at December 30, 2000, January 5, 2002 and January 4, 2003 was $6,341, $413 and $40
respectively, and is included in stockholders' deficiency.

1993 NON-EMPLOYEE DIRECTOR STOCK PLAN AND 1998 DIRECTOR PLAN

    In May 1994, the Company's stockholders approved the adoption of the 1993 Non-Employee Director Stock Plan ('Director Plan'). The Director Plan provides for awards of non-qualified options to non-employee directors of the Company. Options granted under the Director Plan are exercisable in whole or in part until the earlier of ten years from the date of the grant or one year from the date on which an option holder ceases to be a Director eligible for grants. Options are granted at the fair market value of the Company's Common Stock at the date of the grant. In May 1998, the Board of Directors approved the adoption of the 1998 Stock Plan for Non-Employee Directors ('1998 Director Plan', and together with the Director Plan, 'Combined Director Plan'). The 1998 Director Plan includes the same features as the Director Plan and provides for issuance of the Company's Common Stock held in treasury. The Combined Director Plan provides for the automatic grant of options to purchase (i) 30,000 shares of Common Stock upon a Director's election to the Company's Board of Directors and
(ii) 20,000 shares of Common Stock immediately following each annual shareholder's meeting as of the date of such meeting.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1997 STOCK OPTION PLAN

    In 1997, the Company's Board of Directors approved the adoption of The Warnaco Group, Inc. 1997 Stock Option Plan ('1997 Plan') which provides for the issuance of incentive and non-qualified stock options and restricted stock up to the number of shares of common stock held in treasury. The exercise price on any stock option award may not be less than the fair market value of the Company's common stock on the date of grant. The Plan limits the amount of qualified stock options that may become exercisable by any individual during a calendar year and limits the vesting period for options awarded under the 1997 Plan.

    A summary of the status of the Company's stock option plans are presented below:

                                     FISCAL 2000             FISCAL 2001              FISCAL 2002
                                ---------------------   ----------------------   ---------------------
                                             WEIGHTED                 WEIGHTED                WEIGHTED
                                             AVERAGE                  AVERAGE                 AVERAGE
                                             EXERCISE                 EXERCISE                EXERCISE
                                 OPTIONS      PRICE       OPTIONS      PRICE      OPTIONS      PRICE
                                 -------      -----       -------      -----      -------      -----
Outstanding at beginning of
  year........................  13,857,346    $29.85     15,741,796    $26.03     6,011,639    $20.92
Granted.......................   2,718,750     10.73        430,000      3.52        --
Exercised.....................      --         --           --          --           --
Cancelled.....................    (834,300)    24.10    (10,160,157)    28.85    (2,319,276)    22.87
                                ----------              -----------              ----------
Outstanding at end of year....  15,741,796     26.03      6,011,639     20.92     3,692,363     19.69
                                ----------              -----------              ----------
                                ----------              -----------              ----------
Options exercisable at end of
  year........................  12,237,437     28.62      3,793,572     23.00     2,887,229     10.34
                                ----------              -----------              ----------
                                ----------              -----------              ----------
Weighted average fair value of
  options granted.............                $ 5.66                   $ 2.75                  $--
                                              ------                   ------                  ------
                                              ------                   ------                  ------
Options available for future
  grant.......................   2,788,611               14,226,104              16,545,380
                                ----------              -----------              ----------
                                ----------              -----------              ----------

    In Fiscal 2000, Fiscal 2001 and Fiscal 2002, in exchange for shares received from option holders with a fair value of $702, $49 and $0, respectively, the Company paid $702, $49 and $0, respectively, of withholding taxes on options that were exercised during the year. Such shares have been included in treasury at cost, which equals fair value at date of option exercise or vesting.

    Summary information related to options outstanding and exercisable at January 4, 2003 is as follows:

                                                   OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                           ------------------------------------   ----------------------
                                                          WEIGHTED
                                                           AVERAGE
                                           OUTSTANDING    REMAINING    WEIGHTED   EXERCISABLE   WEIGHTED
                                               AT        CONTRACTUAL   AVERAGE        AT        AVERAGE
                                           JANUARY 4,       LIFE       EXERCISE   JANUARY 4,    EXERCISE
        RANGE OF EXERCISE PRICES              2003         (YEARS)      PRICE        2003        PRICE
        ------------------------              ----         -------      -----        ----        -----
$ 0.67 - $10.00..........................     427,500       8.04        $ 3.94       181,250     $ 4.44
$10.01 - $20.00..........................   1,335,250       4.98         12.27       880,125      13.12
$20.01 - $30.00..........................   1,219,538       5.44         25.18     1,115,779      25.19
$30.01 - $40.00..........................     655,075       4.72         33.01       655,075      33.01
$40.01 - $50.00..........................      55,000       5.32         41.85        55,000      41.85
                                            ---------                              ---------
                                            3,692,363                              2,887,229
                                            ---------                              ---------
                                            ---------                              ---------

    The Company reserved 16,545,380 shares of Old Common Stock for issuance under the Director Plan, Stock Plan and Option Plan as of January 4, 2003. In addition, as of January 4,

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

2003 there were 12,242,629 shares of Old Common Stock in treasury stock available for issuance under the 1997 Plan.

    The following are the number of shares of Old Common Stock and treasury stock outstanding as of December 30, 2000, January 5, 2002 and January 4, 2003.

                                                                      NUMBER OF SHARES
                                                           --------------------------------------
                                                           DECEMBER 30,   JANUARY 5,   JANUARY 4,
                                                               2000          2002         2003
                                                               ----          ----         ----
Common Stock:
    Balance at beginning of year.........................   65,393,038    65,232,594   65,232,594
    Shares issued under restricted stock grants, net of
      cancellations......................................     (160,444)       --           --
                                                            ----------    ----------   ----------
    Balance at end of year...............................   65,232,594    65,232,594   65,232,594
                                                            ----------    ----------   ----------
                                                            ----------    ----------   ----------
Treasury Stock:
    Balance at beginning of year.........................   12,163,650    12,063,672   12,242,629
    Net additions/returned...............................      (99,978)      178,957       --
                                                            ----------    ----------   ----------
    Balance at end of year...............................   12,063,672    12,242,629   12,242,629
                                                            ----------    ----------   ----------
                                                            ----------    ----------   ----------

STOCK BUYBACK PROGRAM

    On November 14, 1996, the Board of Directors approved a stock buyback program of up to 2.0 million shares. On May 14, 1997, the Company's Board of Directors approved an increase of this program to 2,420,000 shares. On February 19, 1998 and on March 1, 1999, the Company's Board of Directors authorized the repurchase of an additional 10,000,000 shares, resulting in a total authorization of 22.42 million shares. During Fiscal 1999, the Company repurchased 6,182,088 shares of its Old Common Stock under the repurchase programs at a cost of $144,688. At January 4, 2003, there were 10,353,894 shares available for repurchase under this program.

    The Company has used a combined put-call option contract to facilitate the repurchase of its common stock. This contract provides for the sale of a put option giving the counter-party the right to sell the Company's shares to the Company at a preset price at a future date and for the simultaneous purchase of a call option giving the Company the right to purchase its shares from the counter-party at the same price at the same future date.

    In connection with the Company's stock repurchase program, the Company entered into Equity Forward Purchase Agreements ('Equity Agreements') on December 10, 1999 and February 10, 2000, with two banks for terms of up to two and one-half years. The Equity Agreements provided for the purchase by the Company of up to 5.2 million shares of the Company's Old Common Stock. The Equity Agreements were required to be settled by the Company, in a manner elected by the Company, on a physical settlement, cash settlement or net share settlement basis within the duration of the Equity Agreements. As of December 30, 2000, the banks had purchased 5.2 million shares under the Equity Agreements. On September 19, 2000, the Equity Agreements were amended and supplemented to reduce the price at which the Equity Agreements could be settled from $12.90 and $10.90, respectively, to $4.50 a share. In return for this reduction, the banks received interest-bearing notes payable on August 12, 2002 in an aggregate amount of $40,372 which resulted in a corresponding charge to shareholders equity. As of January 5, 2002 and January 4, 2003, the price at which the Company could effect physical settlement or settle in cash or net shares with the two banks under the Equity Agreements was $4.50. Losses related to the Equity Agreements are included with investment income (loss) in the consolidated statements of operations for the years ended January 5, 2002 and January 4, 2003 were $6,556 and $0, respectively. Amounts due to the banks under these agreements totaled $56,677 and $56,506,

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

respectively, at January 5, 2002 and January 4, 2003 and are included in liabilities subject to compromise.

NOTE 18 -- LOSS PER SHARE

                                                                   FOR THE YEAR ENDED
                                                         --------------------------------------
                                                         DECEMBER 30,   JANUARY 5,   JANUARY 4,
                                                             2000          2002         2003
                                                             ----          ----         ----
Numerator for basic and diluted loss per share:
    Loss before cumulative effect of change in
      accounting.......................................   $(376,861)    $(861,153)   $(163,241)
    Cumulative effect of change in accounting, net of
      taxes............................................     (13,110)       --         (801,622)
                                                          ---------     ---------    ---------
Net loss...............................................   $(389,971)    $(861,153)   $(964,863)
                                                          ---------     ---------    ---------
                                                          ---------     ---------    ---------
Denominator for basic and diluted loss per
  share -- Weighted average shares.....................      52,783        52,911       52,990 (a)
                                                          ---------     ---------    ---------
Basic and diluted loss per share before cumulative
  effect of change in accounting.......................   $   (7.14)    $  (16.28)   $   (3.08)
                                                          ---------     ---------    ---------
                                                          ---------     ---------    ---------

---------

(a) The effect of dilutive securities was not included in the computation of diluted loss per share for the fiscal years ended December 30, 2000, January 5, 2002 and January 4, 2003 because the effect would have been anti-dilutive. Dilutive securities included options outstanding to purchase 15,741,796, 6,011,639 and 3,692,363 shares of Old Common
     Stock, unvested restricted stock of 260,950, 19,424 and 5,200, and 5,200,000 of shares under Equity Agreements at December 30, 2000, January 5, 2002 and January 4, 2003, respectively. Additionally, incremental shares issuable on the assumed conversion of the Preferred Securities of 1,653,177 were not included in the Fiscal 2000, 2001 or 2002 computation of diluted earnings per share as the impact would have been anti-dilutive for each period presented. There are no outstanding in-the-money stock options at or for the years ended December 30, 2000, January 5, 2002 and January 4, 2003

NOTE 19 -- LEASE AND OTHER COMMITMENTS

    The Company is a party to various lease agreements for equipment, real estate, furniture, fixtures and other assets, which expire at various dates through 2020. Under these agreements, the Company is required to pay various amounts including property taxes, insurance, maintenance fees, and other costs. The following is a schedule of future minimum rental payments required under operating leases with terms in excess of one year, as of January 4, 2003:

                                                                  RENTAL PAYMENTS
                                                              -----------------------
YEAR                                                          REAL ESTATE   EQUIPMENT
----                                                          -----------   ---------
2003........................................................    $17,206       $947
2004........................................................     11,116         55
2005........................................................      5,763         35
2006........................................................      2,742         25
2007........................................................      1,223         13
2008 and thereafter.........................................      1,887       --

    Rent expense included in the consolidated statements of operations for the years ended December 31, 2000, January 5, 2002 and January 4, 2003 was $70,827, $56,519 and $38,401, respectively.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    In March 2003, the Company entered into a 14 year operating lease for office space in New York City. Minimum lease commitments under the lease are:

                                                               RENTAL
YEAR                                                          PAYMENTS
----                                                          --------
2003........................................................  $ 2,111
2004........................................................    3,619
2005........................................................    3,619
2006........................................................    3,619
2007........................................................    3,619
2008 and thereafter.........................................   33,514

    The Company's domestic lease agreements are subject to the provisions of the Bankruptcy Code. Accrued rent for leases rejected pursuant to the bankruptcy proceedings totaled $20,600 and $32,389 at January 5, 2002 and January 4, 2003, respectively. The accrual for rejected leases is included in liabilities subject to compromise at January 5, 2002 and January 4, 2003. Lease rejection accruals represent general unsecured claims. All general unsecured claimants will receive their pro-rata share of 1,147,050 shares of New Common Stock pursuant to the Company's plan of reorganization. The number of shares that each claimant will ultimately receive is subject to the final reconciliation of all unsecured claims. The Company expects that all distributions to unsecured claimants will be completed in the second quarter of fiscal 2003.

    As discussed in Note 14, on June 9, 2002, the Bankruptcy Court approved the Company's settlement of certain operating lease agreements with GECC. The leases had original terms of from three to seven years and were secured by certain equipment, machinery, furniture, fixtures and other assets. The total amount payable to GECC under the settlement agreement was $15,200 of which $5,500 had been paid by the Company, via operating lease payments, through June 12, 2002. The present value of the remaining liability was $9,071 and this amount was capitalized on June 12, 2002. The Company made principal payments of $3,458 against this liability and at January 4, 2003 the amount outstanding was $5,603. This liability is to be settled by the Company in equal installments of $750 inclusive of finance charges.

    The Company has license agreements with the following minimum guaranteed royalty payments:

                                                              MINIMUM
YEAR                                                          ROYALTY
----                                                          -------
2003........................................................  $ 19,828
2004........................................................    20,403
2005........................................................    22,603
2006........................................................    22,803
2007........................................................    23,003
2008 and thereafter(a)......................................   205,840

---------

(a) Includes all minimum royalty obligations. Some of the Company's license agreements have no expiration date or extend beyond 20 years. The duration of these agreements for the purposes of this item are assumed to be 20 years. Variable based minimum royalty obligations are based upon payments for the most recent fiscal year.

    Although the specific terms of each of the Company's license agreements vary, generally such agreements provide for minimum royalty payments and/or royalty payments based upon a percentage of net sales. Such license agreements also generally grant the licensor the right to approve any designs marketed by the licensee.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    Certain of the Company's license agreements with third parties will expire by their terms over the next several years. There can be no assurance that the Company will be able to negotiate and conclude extensions of such agreements on similar economic terms.

    In connection with the Chapter 11 Cases, the Company instituted a Key Domestic Employee Retention Plan (the 'Retention Plan'), which was approved by the Bankruptcy Court. The Retention Plan provided for stay bonuses, severance protection and discretionary bonuses during the Chapter 11 Cases. Approximately 245 domestic employees are covered under the Retention Plan. Participants must meet certain criteria to receive payments under the Retention Plan. The Company incurred $5,982 of expenses related to the Retention Plan in the year ended January 4, 2003, representing approximately one-third of the total amount due under the Retention Plan. Retention Plan payments are included in reorganization items for the year ended January 4, 2003. On June 10, 2002 the Company made the second payment of $4,654 amounting to one-third of amounts due to employees under the Retention Plan. The Company paid the final Retention Plan payment in the amount of $4,746 on February 7, 2003.

    During Fiscal 2001, the Company entered into an employment agreement with the President and Chief Executive Officer of the Company. The employment agreement, as amended, provided for a monthly salary of $125 payable through April 30, 2003 or the consummation of a plan of reorganization for all or substantially all of the Debtors in the Chapter 11 Cases. In conjunction with the consummation of the Plan, the employee received (i) a cash bonus in the amount of $1,950; (ii) 266,400 shares of New Common Stock; and (iii) $942 of Second Lien Notes. Based upon the assumed BEV in the Plan ('implied equity value') of $10.79 per share of the Company's New Common Stock on February 5, 2003, the total amount of bonus received by the employee is estimated to be approximately $5,766. The employment agreement was terminated on February 4, 2003 and replaced by a consulting agreement as described in Note 5.

NOTE 20 -- FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

    Accounts Receivable. The carrying amount of the Company's accounts receivables approximates fair value.

    Marketable Securities. Marketable securities are stated at fair value based on quoted market prices.

    Pre-petition revolving loans, term loans and other borrowings. The carrying amounts of the Company's outstanding balances under its various pre-petition Bank Credit Agreements are recorded at the nominal amount plus accrued interest and fees through the Petition Date less pro-rata repayments from the proceeds of certain asset sales and are included in liabilities subject to compromise at January 5, 2002 and January 4, 2003. Pursuant to the terms of the Plan, the Company's pre-petition secured lenders received their pro-rata share of (i) $106,112 in cash; (ii) $200,000 in Second Lien Notes; and (iii) 43,318,350
shares of New Common Stock. The estimated fair value of all distributions is approximately $773,517 based upon the cash of $106,112, $200,000 nominal amount of the Second Lien Notes and New Common Stock valued at approximately $467,405. The value of the Company's New Common Stock is estimated at $10.79 per share based upon the Company's BEV as described in the Plan.

    Amended DIP. The carrying amounts under the Amended DIP, if any are recorded at the nominal amount which approximates its fair value because the interest rate on the outstanding debt is variable and there are no prepayment penalties.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    Redeemable preferred securities. These securities were publicly traded on the New York Stock Exchange prior to the petition date. At January 5, 2002 the redeemable preferred securities are recorded at their nominal value of $120,000 and are included in liabilities subject to compromise. Pursuant to the Company's plan of reorganization, holders of redeemable preferred securities received 268,200 shares of New Common Stock valued at approximately $2,894 based on the implied equity value of $10.79 per share.

    Letters of credit -- post petition. Letters of credit collateralize the Company's obligations to third parties and have terms ranging from 30 days to one year. The face amounts of the letters of credit are a reasonable estimate of the fair value since the value for each is fixed over its relatively short maturity.

    Letters of credit -- pre-petition. Letters of credit collateralize the Company's obligations to third parties and have terms ranging from 30 days to one year. The face amounts of the letters of credit are a reasonable estimate of the fair value since the value for each is fixed over its relatively short maturity. Pre-petition letters of credit are recorded at their face amount. Pre-petition letters of credit were satisfied by the Company's lenders or by the Company during Fiscal 2001.

    Equity agreements. These arrangements could be settled, at the Company's option, by the purchase of shares, on a net basis in shares of the Company's Old Common Stock or on a net cash basis prior to Petition Date. To the extent that the market price of the Company's Old Common Stock on the settlement date was higher or lower than the forward purchase price, the net differential could have been paid or received by the Company in cash or in the Company's common stock. Amounts payable under the Equity Agreements are included in liabilities subject to compromise at January 5, 2002 and January 4, 2003. Equity Agreements were included with the Company's other secured pre-petition lenders in the Plan. Holders of the Equity Agreements received their pro-rata share of cash, New Common Stock and Second Lien Notes.

    Foreign currency transactions. Prior to the Petition Date, the Company entered into various foreign currency forward and option contracts to hedge certain commercial transactions. The fair value of open foreign currency forward and option contracts was based upon quotes from brokers and reflects the cash benefit if the existing contracts had been sold. The Company has no foreign currency forward contracts outstanding as of January 5, 2002 and January 4, 2003. The Company had no foreign currency option contracts outstanding at January 5, 2002 and January 4, 2003.

    The carrying amounts and fair value of the Company's financial instruments as of January 5, 2002 and January 4, 2003, are as follows:

                                             JANUARY 5, 2002          JANUARY 4, 2003
                                          ---------------------   -----------------------
                                           CARRYING      FAIR      CARRYING
                                            AMOUNT      VALUE       AMOUNT     FAIR VALUE
                                            ------      -----       ------     ----------
Accounts receivable.....................  $  282,387   $282,387   $  199,817   $  199,817
Marketable securities...................         155        155          156          156
Amended DIP.............................     155,915    155,915       --           --
Revolving loans.........................   1,162,158        (a)    1,160,953      412,113
Acquisition term loan...................     587,548        (a)      584,824      207,600
Term loans..............................      27,161        (a)       27,034        9,596
Other long term debt....................       5,582      4,317        2,679        1,414
GECC lease settlement...................      --          --           5,603        5,603
Redeemable preferred securities.........     120,000        (a)      120,000        2,894
Equity agreements.......................      56,677        (a)       56,506       20,058
Letters of credit.......................      --         60,031       --           60,672

---------

(a) Amounts outstanding under these debt agreements were subject to compromise under the Chapter 11 Cases and as a result the fair value could not be estimated at January 5, 2002.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

FOREIGN CURRENCY-RISK MANAGEMENT

    The Company's international operations are subject to certain risks, including currency fluctuations and government actions. The Company closely monitors its operations in each country so that it can respond to changing economic and political environments and to fluctuations in foreign currencies. Accordingly, prior to the Petition Date the Company utilized foreign currency option contracts and forward contracts to hedge its exposure on anticipated transactions and firm commitments, primarily for receivables and payables denominated in currencies other than the entities' functional currencies. Foreign currency instruments generally had maturities that did not exceed twelve months.

    The Company had foreign currency instruments, primarily denominated in Canadian dollars, British pounds, Euros and Mexican pesos. At December 30, 2000, the Company had $4,996 in foreign currency instruments outstanding. For Fiscal 2000, the net realized gains or losses associated with these types of instruments were not material.

    The Company did not have any foreign currency hedge contracts at January 5, 2002 or January 4, 2003.

NOTE 21 -- CASH FLOW INFORMATION

    The following table sets forth supplemental cash flow information for Fiscal 2000, 2001 and 2002:

                                                               FOR THE YEAR ENDED
                                                     --------------------------------------
                                                     DECEMBER 30,   JANUARY 5,   JANUARY 4,
                                                         2000          2002         2003
                                                         ----          ----         ----
Cash paid (received) during the year for:
    Interest.......................................     166,523       85,957        6,228
    Income taxes, net of refunds received..........     (10,008)       6,148       (7,519)
Supplemental Non-Cash Investing and Financing
  Activities:
    Debt issued for purchase of fixed assets(a)....      --            --           9,071

---------

(a) Represents debt incurred and assets purchased under the GECC lease settlement -- Note 14.

NOTE 22 -- LEGAL MATTERS

    Shareholder Class Actions. Between August 22, 2000 and October 26, 2000, seven putative class action complaints were filed in the U.S. District Court for the Southern District of New York (the 'District Court') against the Company and certain of its officers and directors (the 'Shareholder I Class Action'). The complaints, on behalf of a putative class of shareholders of the Company who purchased the Old Common Stock between September 17, 1997 and July 19, 2000 (the 'Class Period'), allege, inter alia, that the defendants violated the Exchange Act by artificially inflating the price of the Old Common Stock and failing to disclose certain information during the Class Period.

    On November 17, 2000, the District Court consolidated the complaints into a single action, styled In Re The Warnaco Group, Inc. Securities Litigation, No. 00-Civ-6266 (LMM), and appointed a lead plaintiff and approved a lead counsel for the putative class. A second amended consolidated complaint was filed on May 31, 2001. On October 5, 2001, the defendants other than the Company filed a motion to dismiss based upon, among other things, the statute of limitations, failure to state a claim and failure to plead fraud with the requisite particularity. On April 25, 2002, the District Court granted the motion to dismiss this action based on the statute of limitations. On May 10, 2002, the plaintiffs filed a motion for reconsideration in the District Court.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

On May 24, 2002, the plaintiffs filed a notice of appeal with respect to such dismissal. On July 23, 2002, plaintiffs' motion for reconsideration was denied. On July 30, 2002, the plaintiffs voluntarily dismissed, without prejudice, their claims against the Company. On October 2, 2002, the plaintiffs filed a notice of appeal with respect to the District Court's entry of a final judgment in favor of the individual defendants.

    Between April 20, 2001 and May 31, 2001, five putative class action complaints against the Company and certain of its officers and directors were filed in the District Court (the 'Shareholder II Class Action'). The complaints, on behalf of a putative class of shareholders of the Company who purchased the Old Common Stock between September 29, 2000 and April 18, 2001 (the 'Second Class Period'), allege, inter alia, that defendants violated the Exchange Act by artificially inflating the price of the Old Common Stock and failing to disclose negative information during the Second Class Period.

    On August 3, 2001, the District Court consolidated the actions into a single action, styled In Re The Warnaco Group, Inc. Securities Litigation (II), No. 01 CIV 3346 (MCG), and appointed a lead plaintiff and approved a lead counsel for the putative class. A consolidated amended complaint was filed against certain current and former officers and directors of the Company, which expanded the Second Class Period to encompass August 16, 2000 to June 8, 2001. The amended complaint also dropped the Company as a defendant, but added as defendants certain outside directors. On April 18, 2002, the District Court dismissed the amended complaint, but granted plaintiffs leave to replead. On June 7, 2002, the plaintiffs filed a second amended complaint, which again expanded the Second Class Period to encompass August 15, 2000 to June 8, 2001. On June 24, 2002, the defendants filed motions to dismiss the second amended complaint. On August 21, 2002, the plaintiffs filed a third amended complaint adding the Company's current independent auditors as a defendant.

    Neither the Shareholder I Class Action nor Shareholder II Class Action has had, or will have, a material adverse effect on the Company's financial condition, results of operations or business.

    Speedo Litigation. On September 14, 2000, Speedo International, Ltd. filed a complaint in the U.S. District Court for the Southern District of New York, styled Speedo International Limited v. Authentic Fitness Corp., et al., No. 00 Civ. 6931 (DAB) (the 'Speedo Litigation'), against The Warnaco Group, Inc. and various other Warnaco entities (the 'Warnaco Defendants') alleging claims, inter alia, for breach of contract and trademark violations (the 'Speedo Claims'). The complaint sought, inter alia, termination of certain licensing agreements, injunctive relief and damages.

    On November 8, 2000, the Warnaco Defendants filed an answer and counterclaims against Speedo International, Ltd. seeking, inter alia, a declaration that the Warnaco Defendants have not engaged in trademark violations and are not in breach of the licensing agreements, and that the licensing agreements in issue (the 'Speedo Licenses') may not be terminated.

    On or about October 30, 2001, Speedo International, Ltd. filed a motion in the Bankruptcy Court seeking relief from the automatic stay to pursue the Speedo Litigation in the District Court, and have its rights determined there through a jury trial (the 'Speedo Motion'). The Debtors opposed the Speedo Motion, and oral argument was held on February 21, 2002. On June 11, 2002, the Bankruptcy Court denied the Speedo Motion on the basis that inter alia, (i) the Speedo Motion was premature and (ii) the Bankruptcy Court has core jurisdiction over resolution of the Speedo Claims.

    On November 25, 2002, the Warnaco Defendants entered into a settlement agreement with Speedo International, Ltd. to resolve the Speedo Claims on a final basis (the 'Speedo Settlement Agreement'). On December 13, 2002, the Bankruptcy Court entered an order approving the

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Speedo Settlement Agreement and the Speedo Litigation was subsequently dismissed with prejudice.

    The Speedo Settlement Agreement provided for (a) a total payment by the Company to Speedo International, Ltd. in the amount of $2,558 in settlement of disputed claims; (b) the assignment to Speedo International, Ltd. of certain domain names; (c) an amendment to the Speedo Licenses and related agreements (which remain in full force and effect for a perpetual term) to clarify certain contractual provisions therein; (d) the execution of a separate Web Site Agreement to govern the use of the Speedo mark in connection with the web site operated by the Company; and (e) full mutual releases in favor of each of the parties. The settlement of the Speedo Litigation did not have a material adverse effect on the Company's financial condition, results of operations or business.

    Wachner Claim. On January 18, 2002, Mrs. Linda J. Wachner, former President and Chief Executive Officer of the Company, filed a proof of claim in the Chapter 11 Cases related to the post-petition termination of her employment with the Company asserting an administrative priority claim in excess of $25,000 (the 'Wachner Claim'). The Debt Coordinators for the Company's pre-petition lenders, the Official Committee of Unsecured Creditors and the Company have objected to the Wachner Claim. On November 15, 2002, the parties entered into a settlement agreement (the 'Wachner Settlement'), pursuant to which Mrs. Wachner would receive, in full settlement of the Wachner Claim, the following: (a) an Allowed Unsecured Claim in connection with the termination of her employment agreement in the amount of $3,500 (which would be satisfied under the Plan by a distribution of its pro rata share of New Common Stock having a value of approximately $250 at the time of distribution; and (b) an Allowed Administrative Claim of $200 (which was satisfied by a cash payment of such amount upon confirmation of the Plan). The Wachner Settlement Agreement was approved by the Bankruptcy Court on December 13, 2002.

    SEC Investigation. As previously disclosed, the staff of the Securities and Exchange Commission (the 'SEC') has been conducting an investigation to determine whether there have been any violations of the Exchange Act in connection with the preparation and publication by the Company of various financial statements and other public statements. On July 18, 2002, the SEC staff informed the Company that it intends to recommend that the SEC authorize an enforcement action against the Company and certain persons who have been employed by or affiliated with the Company since prior to the periods covered by the Company's previous restatements of its financial results alleging violations of the federal securities laws. The SEC staff invited the Company to make a Wells Submission describing the reasons why no such action should be brought. On September 3, 2002, the Company filed its Wells Submission and is continuing discussions with the SEC staff as to a settlement of this investigation. The Company does not expect the resolution of this matter as to the Company to have a material effect on the Company's financial condition, results of operation or business.

    Chapter 11 Cases. For a discussion of proceedings under Chapter 11 of the Bankruptcy Code, see Note 1.

    In addition to the above, from time to time, the Company is involved in arbitrations or legal proceedings that arise in the ordinary course of its business. The Company cannot predict the timing or outcome of these claims and proceedings. Currently, the Company is not involved in any arbitration and/or legal proceeding that it expects to have a material effect on its business, financial condition or results of operations.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 23 -- SUPPLEMENTAL CONSOLIDATING CONDENSED FINANCIAL INFORMATION

    The following tables set forth supplemental consolidating condensed financial information as of January 5, 2002 and January 4, 2003 and for the fiscal years ended December 30, 2000, January 5, 2002 and January 4, 2003 for
(i) The Warnaco Group, Inc., (ii) Warnaco Inc., (iii) the Guarantor Subsidiaries, (iv) the Non-Guarantor Subsidaries and (v) The Warnaco Group, Inc. on a consolidated basis.

                                                                          JANUARY 5, 2002
                                       --------------------------------------------------------------------------------------
                                       THE WARNACO                   GUARANTOR     NON-GUARANTOR   ELIMINATION
                                       GROUP, INC.   WARNACO INC.   SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                       -----------   ------------   ------------   ------------      -------     ------------
                                                                     (IN THOUSANDS OF DOLLARS)
               ASSETS
Current assets:
    Cash.............................   $      --    $    16,652     $    1,042      $  21,864      $      --     $   39,558
    Accounts receivable, net.........          --             --        213,844         68,543             --        282,387
    Inventories, net.................          --        175,321        157,813         85,768             --        418,902
    Prepaid expenses and other
      current assets.................          --         23,304          8,143          5,541             --         36,988
    Assets held for sale.............          --          2,895            519         27,652             --         31,066
                                        ---------    -----------     ----------      ---------      ---------     ----------
            Total current assets.....          --        218,172        381,361        209,368             --        808,901
Property, plant and equipment, net...          --        151,489         34,867         25,773             --        212,129
Investment in subsidiaries...........    (202,084)       301,409        354,001        (28,454)      (424,872)            --
Other assets.........................          --         73,045        808,022         83,358             --        964,425
                                        ---------    -----------     ----------      ---------      ---------     ----------
                                        $(202,084)   $   744,115     $1,578,251      $ 290,045      $(424,872)    $1,985,455
                                        ---------    -----------     ----------      ---------      ---------     ----------
                                        ---------    -----------     ----------      ---------      ---------     ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
            (DEFICIENCY)
Liabilities not subject to
  compromise:
  Current liabilities:
        Current portion of long-term
          debt.......................   $      --    $        --     $       55      $   2,056      $      --     $    2,111
        Debtor-in-possession
          revolving credit
          facility...................          --        155,915             --             --             --        155,915
        Accounts payable and accrued
          liabilities................          --         70,059         66,043         68,445             --        204,547
                                        ---------    -----------     ----------      ---------      ---------     ----------
            Total current
              liabilities............          --        225,974         66,098         70,501             --        362,573
  Intercompany accounts..............     649,200       (467,956)      (234,261)        53,017             --             --
  Long-term debt.....................          --             --             --          2,207             --          2,207
  Other long-term liabilities........          --         32,262           (526)            18             --         31,754
  Deferred income taxes..............          --        (41,670)        46,800             --             --          5,130
Liabilities subject to compromise....          --      2,258,157        120,029         56,889             --      2,435,075
Stockholders' equity (deficiency)....    (851,284)    (1,262,652)     1,580,111        107,413       (424,872)      (851,284)
                                        ---------    -----------     ----------      ---------      ---------     ----------
                                        $(202,084)   $   744,115     $1,578,251      $ 290,045      $(424,872)    $1,985,455
                                        ---------    -----------     ----------      ---------      ---------     ----------
                                        ---------    -----------     ----------      ---------      ---------     ----------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                        JANUARY 4, 2003
                                     --------------------------------------------------------------------------------------
                                     THE WARNACO                   GUARANTOR     NON-GUARANTOR   ELIMINATION
                                     GROUP, INC.   WARNACO INC.   SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                     -----------   ------------   ------------   ------------      -------     ------------
                                                                   (IN THOUSANDS OF DOLLARS)
              ASSETS
Current assets:
    Cash...........................  $        --   $    93,676     $      340      $  20,009      $      --    $   114,025
    Accounts receivable, net.......           --         7,498        134,053         58,266             --        199,817
    Inventories, net...............           --       142,108        132,752         70,408             --        345,268
    Prepaid expenses and other
      current assets...............           --        21,216          7,086         12,208             --         40,510
    Assets held for sale...........           --           332             --          1,126             --          1,458
                                     -----------   -----------     ----------      ---------      ---------    -----------
            Total current assets...           --       264,830        274,231        162,017             --        701,078
Property, plant and equipment,
  net..............................           --       100,346         23,427         32,939             --        156,712
Investment in subsidiaries.........   (1,140,116)      293,909        380,371        (21,054)       486,890             --
Other assets.......................           --         1,852         81,923          6,315             --        90,090
                                     -----------   -----------     ----------      ---------      ---------    -----------
                                     $(1,140,116)  $   660,937     $  759,952      $ 180,217      $ 486,890    $   947,880
                                     -----------   -----------     ----------      ---------      ---------    -----------
                                     -----------   -----------     ----------      ---------      ---------    -----------
   LIABILITIES AND STOCKHOLDERS'
        EQUITY (DEFICIENCY)
Liabilities not subject to
  compromise:
  Current liabilities:
        Current portion of long-
          term debt................  $        --   $     4,265     $       --      $   1,500      $      --    $     5,765
        Accounts payable and
          accrued liabilities......           --        58,504         79,262         86,945             --        224,711
                                     -----------   -----------     ----------      ---------      ---------    -----------
            Total current
              liabilities..........           --        62,769         79,262         88,445             --        230,476
  Intercompany accounts............      622,756      (319,199)      (394,409)        90,852             --             --
  Long-term debt...................           --            --             --          1,252             --          1,252
  Other long-term liabilities......           --        81,155             29             18             --         81,202
  Deferred income taxes............           --        (1,290)            --          6,254             --          4,964
Liabilities subject to
  compromise.......................           --     2,310,063        120,010         56,009             --      2,486,082
Stockholders' equity
  (deficiency).....................   (1,762,872)   (1,472,561)       955,060        (62,613)       486,890     (1,856,096)
                                     -----------   -----------     ----------      ---------      ---------    -----------
                                     $(1,140,116)  $   660,937     $  759,952      $ 180,217      $ 486,890    $   947,880
                                     -----------   -----------     ----------      ---------      ---------    -----------
                                     -----------   -----------     ----------      ---------      ---------    -----------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               FOR THE YEAR ENDED DECEMBER 30, 2000
                                      --------------------------------------------------------------------------------------
                                      THE WARNACO                   GUARANTOR     NON-GUARANTOR   ELIMINATION
                                      GROUP, INC.   WARNACO INC.   SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                      -----------   ------------   ------------   ------------      -------     ------------
                                                                    (IN THOUSANDS OF DOLLARS)
Net revenues........................   $      --    $   964,584     $  926,856      $ 358,496      $      --     $2,249,936
Cost of goods sold..................          --        901,463        687,965        255,961             --      1,845,389
                                       ---------    -----------     ----------      ---------      ---------     ----------
Gross profit........................          --         63,121        238,891        102,535             --        404,547
Selling, general and administrative
  expenses..........................          --        359,383        149,763        115,868             --        625,014
                                       ---------    -----------     ----------      ---------      ---------     ----------
Operating income (loss).............          --       (296,262)        89,128        (13,333)            --       (220,467)
Equity in loss of subsidiaries......    (389,971)            --             --             --        389,971             --
Royalty and management fees.........          --         48,394        (52,011)         3,617             --             --
Investment (income) loss, net.......          --        (67,858)        30,976             --             --        (36,882)
Interest expense....................          --        130,522         35,479          6,231             --        172,232
                                       ---------    -----------     ----------      ---------      ---------     ----------
Income (loss) before provision for
  income taxes and cumulative effect
  of change in accounting
  principle.........................    (389,971)      (407,320)        74,684        (23,181)       389,971       (355,817)
Provision for income taxes..........          --         (4,339)        29,874         (4,491)            --         21,044
                                       ---------    -----------     ----------      ---------      ---------     ----------
Income (loss) before cumulative
  effect of change in accounting
  principle.........................    (389,971)      (402,981)        44,810        (18,690)       389,971       (376,861)
Cumulative effect of change in
  accounting principle..............          --             --        (13,110)            --             --        (13,110)
                                       ---------    -----------     ----------      ---------      ---------     ----------
Net income (loss)...................   $(389,971)   $  (402,981)    $   31,700      $ (18,690)     $ 389,971     $ (389,971)
                                       ---------    -----------     ----------      ---------      ---------     ----------
                                       ---------    -----------     ----------      ---------      ---------     ----------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 FOR THE YEAR ENDED JANUARY 5, 2002
                                         -----------------------------------------------------------------------------------
                                         THE WARNACO    WARNACO     GUARANTOR     NON-GUARANTOR   ELIMINATION
                                         GROUP, INC.     INC.      SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                         -----------     ----      ------------   ------------      -------     ------------
                                                                      (IN THOUSANDS OF DOLLARS)
Net revenues...........................   $      --    $ 677,775    $ 665,128       $328,353       $     --      $1,671,256
Cost of goods sold.....................          --      613,226      558,831        202,325             --       1,374,382
                                          ---------    ---------    ---------       --------       --------      ----------
Gross profit...........................          --       64,549      106,297        126,028             --         296,874
Selling, general and administrative
  expenses.............................          --      244,313      193,478        160,395             --         598,186
Impairment charge......................          --       59,369       42,403             --             --         101,772
Reorganization items...................          --      107,080       58,401         12,310             --         177,791
                                          ---------    ---------    ---------       --------       --------      ----------
Operating loss.........................          --     (346,213)    (187,985)       (46,677)            --        (580,875)
Equity in loss of subsidiaries.........    (861,153)          --           --             --        861,153              --
Royalty and management fees............          --       24,592      (36,736)        12,144             --              --
Investment loss, net...................          --       (6,552)          --             (4)            --          (6,556)
Interest expense.......................          --      120,280       (2,161)         4,633             --         122,752
                                          ---------    ---------    ---------       --------       --------      ----------
Loss before provision for income
  taxes................................    (861,153)    (497,637)    (149,088)       (63,458)       861,153        (710,183)
Provision for income taxes.............          --      152,879       (8,502)         6,593             --         150,970
                                          ---------    ---------    ---------       --------       --------      ----------
Net loss...............................   $(861,153)   $(650,516)   $(140,586)      $(70,051)      $861,153      $ (861,153)
                                          ---------    ---------    ---------       --------       --------      ----------
                                          ---------    ---------    ---------       --------       --------      ----------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                FOR THE YEAR ENDED JANUARY 4, 2003
                                      --------------------------------------------------------------------------------------
                                      THE WARNACO                   GUARANTOR     NON-GUARANTOR   ELIMINATION
                                      GROUP, INC.   WARNACO INC.   SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                      -----------   ------------   ------------   ------------      -------     ------------
                                                                    (IN THOUSANDS OF DOLLARS)
Net revenues........................   $      --    $   518,590     $  650,449      $ 323,917      $      --     $1,492,956
Cost of goods sold..................          --        377,722        477,646        197,293             --      1,052,661
                                       ---------    -----------     ----------      ---------      ---------     ----------
Gross profit........................          --        140,868        172,803        126,624             --        440,295
Selling, general and administrative
  expenses..........................          --        166,123        132,027        112,804             --        410,954
Reorganization items................          --        100,437          2,735         13,510             --        116,682
                                       ---------    -----------     ----------      ---------      ---------     ----------
Operating income (loss).............          --       (125,692)        38,041            310             --        (87,341)
Equity in loss of subsidiaries......    (964,863)            --             --             --        964,863             --
Royalty and management fees.........          --             --             --             --             --             --
Investment income, net..............          --             62             --             --             --             62
Interest expense....................          --         22,048             --             --             --         22,048
                                       ---------    -----------     ----------      ---------      ---------     ----------
Income (loss) before provision for
  income taxes and cumulative effect
  of change in accounting
  principle.........................    (964,863)      (147,678)        38,041            310        964,863       (109,327)
Provision for income taxes..........          --           (588)        42,982         11,520             --         53,914
                                       ---------    -----------     ----------      ---------      ---------     ----------
Loss before cumulative effect of
  change in accounting principle....    (964,863)      (147,090)        (4,941)       (11,210)       964,863       (163,241)
Cumulative effect of change in
  accounting principle..............          --        (84,532)      (651,663)       (65,427)            --       (801,622)
                                       ---------    -----------     ----------      ---------      ---------     ----------
Net loss............................   $(964,863)   $  (231,622)    $ (656,604)     $ (76,637)     $ 964,863     $ (964,863)
                                       ---------    -----------     ----------      ---------      ---------     ----------
                                       ---------    -----------     ----------      ---------      ---------     ----------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  FOR THE YEAR ENDED DECEMBER 30, 2000
                                           ----------------------------------------------------------------------------------
                                           THE WARNACO   WARNACO     GUARANTOR     NON-GUARANTOR   ELIMINATION
                                           GROUP, INC.     INC.     SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                           -----------     ----     ------------   ------------      -------     ------------
                                                                       (IN THOUSANDS OF DOLLARS)
Net cash provided by (used in) operating
  activities.............................   $ 13,660     $(77,630)    $ 14,143       $ 39,127       $      --     $ (10,700)
                                            --------     --------     --------       --------       ---------     ---------
Cash flows from investing activities:
    Disposal of fixed assets.............         --        2,599           --             --              --         2,599
    Increase in intangibles and other
      assets.............................         --       (8,007)      (1,924)           (45)             --        (9,976)
    Purchase of property, plant and
      equipment..........................         --      (81,823)     (14,241)       (13,998)             --      (110,062)
    Acquisition of businesses, net of
      cash acquired......................         --        1,656           --         (4,241)             --        (2,585)
    Proceeds from sale of marketable
      securities.........................         --       50,432           --             --              --        50,432
                                            --------     --------     --------       --------       ---------     ---------
Net cash used in investing activities....         --      (35,143)     (16,165)       (18,284)             --       (69,592)
                                            --------     --------     --------       --------       ---------     ---------
Cash flows from financing activities:
    Proceeds from the termination of
      interest rate swaps................         --       26,076           --             --              --        26,076
    Borrowings under revolving credit
      facilities.........................         --      133,724           --             --              --       133,724
    Borrowings under term loan and other
      debt agreements....................         --       29,299           --             --              --        29,299
    Repayments of debt, including capital
      lease obligations..................         --      (37,293)          --        (18,720)             --       (56,013)
    Cash dividends paid..................    (14,362)          --           --             --              --       (14,362)
    Purchase of treasury shares and net
      cash settlements under Equity
      Arrangements.......................      1,404           --           --             --              --         1,404
    Deferred Financing Costs.............         --      (37,260)          --            (54)             --       (37,314)
    Other................................       (702)          --           --             --              --          (702)
                                            --------     --------     --------       --------       ---------     ---------
Net cash provided by (used in) financing
  activities.............................    (13,660)     114,546           --        (18,774)             --        82,112
                                            --------     --------     --------       --------       ---------     ---------
Translation adjustment...................         --           --           --            (72)             --           (72)
                                            --------     --------     --------       --------       ---------     ---------
Increase (decrease) in cash..............         --        1,773       (2,022)         1,997              --         1,748
Cash at beginning of year................         --        5,650        2,237          1,441              --         9,328
                                            --------     --------     --------       --------       ---------     ---------
Cash at end of year......................   $     --     $  7,423     $    215       $  3,438       $      --     $  11,076
                                            --------     --------     --------       --------       ---------     ---------
                                            --------     --------     --------       --------       ---------     ---------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  FOR THE YEAR ENDED JANUARY 5, 2002
                                          -----------------------------------------------------------------------------------
                                          THE WARNACO    WARNACO     GUARANTOR     NON-GUARANTOR   ELIMINATION
                                          GROUP, INC.     INC.      SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                          -----------     ----      ------------   ------------      -------    ------------
                                                                         (IN THOUSANDS OF DOLLARS)
Net cash provided by (used in) operating
  activities...............................     $ 49      $(383,628)    $ 7,293        $(46,555)      $      --    $(422,841)
                                                ----      ---------     -------        --------       ---------    ---------
Cash flows from investing activities:
    Disposal of fixed assets...............       --          6,213          --              --              --        6,213
    Increase in intangibles and other
      assets...............................       --         (1,427)         --              --              --       (1,427)
    Purchase of property, plant and
      equipment............................       --        (15,052)     (4,548)         (5,127)             --      (24,727)
    Acquisition of businesses, net of cash
      acquired.............................       --             --      (1,492)             --              --       (1,492)
                                                 ----      ---------     -------        --------       ---------    ---------
Net cash used in investing activities......       --        (10,266)     (6,040)         (5,127)             --      (21,433)
                                                 ----      ---------     -------        --------       ---------    ---------
Cash flows from financing activities:
    Borrowings under revolving credit
      facilities...........................       --        459,292          --              --              --      459,292
    Borrowings under term loan and other
      debt agreements......................       --             --          --          72,842              --       72,842
    Repayments of debt, including capital
      lease obligations....................       --        (36,317)       (426)           (390)             --      (37,133)
    Deferred Financing Costs...............       --        (19,852)         --              --              --      (19,852)
    Other..................................      (49)            --          --            (490)             --         (539)
                                                ----      ---------     -------        --------       ---------    ---------
Net cash provided by (used in) financing
  activities...............................      (49)       403,123        (426)         71,962              --      474,610
                                                ----      ---------     -------        --------       ---------    ---------
Translation adjustment.....................       --             --          --          (1,854)             --       (1,854)
                                                ----      ---------     -------        --------       ---------    ---------
Increase in cash...........................       --          9,229         827          18,426              --       28,482
Cash at beginning of year..................       --          7,423         215           3,438              --       11,076
                                                ----      ---------     -------        --------       ---------    ---------
Cash at end of year........................     $ --      $  16,652     $ 1,042        $ 21,864       $      --    $  39,558
                                                ----      ---------     -------        --------       ---------    ---------
                                                ----      ---------     -------        --------       ---------    ---------

                                                                      FOR THE YEAR ENDED JANUARY 4, 2003
                                              ---------------------------------------------------------------------------------
                                              THE WARNACO  WARNACO   GUARANTOR     NON-GUARANTOR   ELIMINATION
                                              GROUP, INC.   INC.    SUBSIDIARIES   SUBSIDIARIES      ENTRIES     CONSOLIDATED
                                              -----------   ----    ------------   ------------      -------     ------------
                                                                         (IN THOUSANDS OF DOLLARS)
Net cash provided by (used in) operating
  activities................................     $ --      $ 250,446   $ 2,365        $(26,563)      $      --     $ 226,248
Cash flows from investing activities:
    Disposal of fixed assets................       --          6,814        --              --              --         6,814
    Purchase of property, plant and
      equipment.............................       --         (4,001)   (3,172)         (4,065)             --       (11,238)
    Proceeds from sale of business units....       --             --       150          20,459              --        20,609
                                                 ----      ---------   -------        --------       ---------     ---------
Net cash provided by (used in) investing
  activities................................       --          2,813    (3,022)         16,394              --        16,185
Cash flows from financing activities:
    Borrowings (repayments) under revolving
      credit facilities.....................       --       (155,915)       --              --              --      (155,915)
    Repayments of debt, including capital
      lease obligations.....................       --        (20,313)      (47)           (554)             --       (20,914)
                                                 ----      ---------   -------        --------       ---------     ---------
Net cash used in financing activities.......       --       (176,228)      (47)           (554)             --      (176,829)
                                                 ----      ---------   -------        --------       ---------     ---------
Translation adjustment......................       --             --        --           8,863              --         8,863
                                                 ----      ---------   -------        --------       ---------     ---------
Increase (decrease) in cash.................       --         77,031      (704)         (1,860)             --        74,467
Cash at beginning of year...................       --         16,652     1,042          21,864              --        39,558
                                                 ----      ---------   -------        --------       ---------     ---------
Cash at end of year.........................     $ --      $  93,683   $   338        $ 20,004       $      --     $ 114,025
                                                 ----      ---------   -------        --------       ---------     ---------
                                                 ----      ---------   -------        --------       ---------     ---------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 24 -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                      YEAR ENDED JANUARY 5, 2002
                                                              -------------------------------------------
                                                               FIRST      SECOND      THIRD      FOURTH
                                                              QUARTER     QUARTER    QUARTER     QUARTER
                                                              -------     -------    -------     -------
Net revenues................................................  $499,219   $ 362,270   $397,664   $ 412,103
Gross profit (loss).........................................   145,277     (24,313)    87,512      88,398
Impairment charges..........................................     --         --          --        101,772
Reorganization items........................................     --         78,202     25,735      73,854
Net loss....................................................   (63,618)   (338,418)   (64,171)   (394,946)
Basic loss per common share.................................     (1.20)      (6.40)     (1.21)      (7.46)
Diluted loss per common share...............................     (1.20)      (6.40)     (1.21)      (7.46)

                                                                       YEAR ENDED JANUARY 4, 2003
                                                              --------------------------------------------
                                                                FIRST      SECOND      THIRD      FOURTH
                                                               QUARTER     QUARTER    QUARTER     QUARTER
                                                               -------     -------    -------     -------
Net revenues................................................  $ 410,052   $ 381,767   $345,458   $ 355,679
Gross profit................................................    118,412     115,848     99,296     106,739
Reorganization items........................................     15,531      42,554     21,122      37,475
Loss before cumulative effect of accounting change..........    (56,130)    (31,989)   (15,631)    (59,491)
Cumulative effect of accounting change, net of taxes........   (801,622)     --                     --
                                                              ---------   ---------   --------   ---------
Net loss....................................................  $(857,752)  $ (31,989)  $(15,631)  $ (59,491)
                                                              ---------   ---------   --------   ---------
                                                              ---------   ---------   --------   ---------
Basic and diluted loss per common share:
    Loss before accounting change...........................  $   (1.06)  $   (0.60)  $  (0.30)  $   (1.12)
    Cumulative effect of accounting change, net of taxes....     (15.14)     --          --         --
                                                              ---------   ---------   --------   ---------
    Net loss................................................  $  (16.20)  $   (0.60)  $  (0.30)  $   (1.12)
                                                              ---------   ---------   --------   ---------
                                                              ---------   ---------   --------   ---------

NOTE 25 -- FRESH START ACCOUNTING (UNAUDITED)

    The Company's emergence from Chapter 11 proceedings on February 4, 2003 will result in a new reporting entity and adoption of fresh start accounting as of that date, in accordance with SOP 90-7. The consolidated financial statements as of January 4, 2003 do not give effect to any adjustments in the carrying value of assets or the amounts of liabilities that will be recorded upon implementation of the Company's plan of reorganization

    The following unaudited pro forma financial information reflects the implementation of the Plan as if the Plan had been effective on January 4, 2003. Reorganization adjustments have been estimated in the pro forma financial information to reflect the discharge of debt and the adoption of fresh start reporting in accordance with SOP 90-7. Accordingly, the estimated reorganization value of the Company of $750,000 and equity value of $485,500, which served as the basis for the Plan as approved by the Bankruptcy Court, has been used to determine the pro forma value allocated to the assets and liabilities of the Company in proportion to their relative fair values in conformity with SFAS No. 141 'Business Combinations.'

    Estimated reorganization adjustments in the Pro Forma Balance Sheet result primarily from the:

        (i)  reduction of property, plant and equipment carrying values;

        (ii)  reduction in the carrying value of inventory;

        (iii) increase in the carrying value of the Company's various trademarks and license agreements;

        (iv)  forgiveness of the Company's pre-petition debt;

        (v) issuance of New Common Stock and Second Lien Notes pursuant to the Plan;

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

        (vi) payment of various administrative and other claims associated with the Company's emergence from Chapter 11; and

        (vii) distribution of cash of $106,112 to the Company's pre-petition secured lenders.

    These adjustments were based upon the preliminary work of outside appraisers and financial consultants, as well as other valuation estimates to determine the relative fair values of the Company's assets and liabilities. The allocation of the reorganization value to individual assets and liabilities will change based upon facts present at the actual effective date of the Company's plan of reorganization and will result in differences to the fresh start adjustments and allocated values estimated in this pro forma information.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                                  PRO-FORMA
                                                      JANUARY 4,  DISCHARGE OF     ISSUANCE OF    FRESH START     JANUARY 4,
                                                         2003     INDEBTEDNESS      SECURITIES    ADJUSTMENTS       2003
                                                         ----     ------------      ----------    -----------       ----
                      ASSETS
Current assets:
   Cash........  ................................  $    114,025    $  (94,059)(a)  $        --     $     --       $   19,966
   Restricted cash...............................         6,100                                                        6,100
   Accounts receivable...........................       199,817                                                      199,817
   Inventories, net..............................       345,268                                     (22,494)(d)      322,774
   Prepaid expenses and other current assets.....        31,438                                                       31,438
   Assets held for sale..........................         1,458                                                        1,458
   Deferred income taxes.........................         2,972                                                        2,972
                                                   ------------    ----------      -----------     --------       ----------
Current assets...................................       701,078       (94,059)              --      (22,494)         584,525
                                                   ------------    ----------      -----------     --------       ----------
Property, plant and equipment -- net.............       156,712                                     (26,712)(d)      130,000
Other assets:
   Licenses, trademarks and other intangible
    assets.......................................        87,031                                     213,169 (d)      300,200
   Other assets..................................         3,059                                       4,158 (e)        7,217
   Reorganization value in excess of net assets..            --      (537,577)(a)(b)   686,492 (c)  (97,755)(d)(e)    51,160
                                                   ------------    ----------      -----------     --------       ----------
         Total other assets......................        90,090      (537,577)         686,492      119,572          358,577
                                                   ------------    ----------      -----------     --------       ----------
                                                   $    947,880    $ (631,636)     $   686,492     $ 70,366       $1,073,102
                                                   ------------    ----------      -----------     --------       ----------
                                                   ------------    ----------      -----------     --------       ----------

 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
   Current portion of long-term debt.............  $      5,765                                                   $   5,765
   Debtor-in-possession revolving credit
    facility.....................................            --                                                          --
   Revolving credit facility.....................            --        12,052 (a)           --       14,561 (e)      26,613(f)
   Accounts payable..............................       103,630                                          --         103,630
   Accrued liabilities...........................        92,661       (13,702)(a)           --       (9,203)(e)      69,756
   Accrued income taxes payable..................        28,420                                                      28,420
                                                   ------------    ----------      -----------      -------      ----------
         Total current liabilities...............       230,476        (1,650)              --        5,358         234,184
                                                   ------------    ----------      -----------      -------      ----------
      Other long term liabilities................        81,202            --               --           --          81,202
Long-term debt:
   Second Lien Notes due 2008....................                          -- (a)      200,942 (c)       --         200,942
   Other.........................................         1,252                                                       1,252
Liabilities subject to compromise................     2,486,082    (2,486,082)(b)           --           --              --
Deferred income taxes............................         4,964                                      65,008 (d)      69,972
Stockholders' equity (deficiency):
   Class A Common Stock, $0.01 par value.........           654          (654)(b)          450 (c)       --             450
   Additional paid-in capital....................       908,939      (908,939)(b)      485,100 (c)       --         485,100
   Accumulated other comprehensive loss..........       (93,223)       93,223 (b)           --           --              --
   Deficit.......................................    (2,358,537)    2,358,537 (b)           --           --              --
   Treasury stock, at cost.......................      (313,889)      313,889 (b)           --           --              --
   Unearned stock compensation...................           (40)           40 (b)           --           --              --
                                                   ------------    ----------      -----------     --------      ----------
         Total stockholders' equity (deficiency).    (1,856,096)    1,856,096          485,550           --         485,550
                                                   ------------    ----------      -----------     --------      ----------
                                                   $    947,880    $ (631,636)     $   686,492     $ 70,366      $1,073,102
                                                   ------------    ----------      -----------     --------      ----------
                                                   ------------    ----------      -----------     --------      ----------

---------

(a) Borrowed $12,052 under the Exit Financing Facility and together with excess cash of $94,059 paid $106,111
     (including accrued interest of $13,702) to the Company's pre-petition secured creditors.

                                              (footnotes continued on next page)

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(footnotes continued from previous page)
(b) Reflects the discharge of prepetition indebtedness and cancellation of all outstanding shares of Old Common Stock, including all options and restricted stock, additional paid-in capital, treasury stock, unearned stock compensation and other accumulated comprehensive loss.

(c)  Reflects the issuance of 45,000,000 shares of New Common
     Stock and $200,942 principal amount of Second Lien Notes pursuant to the terms of the Plan.

(d) Reflects the adjustment of fixed assets to estimated fair value of $130,000, licenses and trademarks to fair value of $300,200, and the recognition of a deferred income tax liability primarily related to the adjustment to fair value of certain intangible assets of $69,972. Reflects the elimination of certain design, procurement, receiving and other inventory related costs of approximately $22,494.

(e) Borrowed $14,561 under the Exit Financing Facility to pay deferred financing fees of $4,158, cash bonuses of $7,896 and other administrative claims of $2,507.

(f)  Actual borrowing under the Exit Financing Facility on
     February 4, 2003 was $39,200 reflecting changes in the Company's cash position from January 4, 2003 through February 4, 2003.